Exhibit 10.1

CREDIT AGREEMENT

between

KOKO`OHA INVESTMENTS, INC., a Hawaii corporation,

and

MID PAC PETROLEUM, LLC,

a Delaware limited liability company,

as Borrower

and

BANK OF HAWAII,

together with the financial institutions

listed in Schedule I hereto,

as Lenders

and

BANK OF HAWAII,

as Administrative and Collateral Agent

SECTION I. INTERPRETATION		2

1.01	Definitions	2
1.02	GAAP	21
1.03	Headings	21
1.04	Plural Terms	21
1.05	Time	21
1.06	Governing Law	21
1.07	Construction	21
1.08	Entire Agreement	22
1.09	Calculation of Interest and Fees	22
1.10	Other Interpretive Provisions	22

SECTION II. CREDIT FACILITIES		22

2.01	Revolving Credit Facility	22
2.02	Letter of Credit Facility	26
2.03	Term Loan Facility	31
2.04	Additional Commitment Reductions, Etc	34
2.05	Fees	34
2.06	Prepayments	36
2.07	Joint and Several; Other Payment Terms	38
2.08	Notes and Interest Account	40
2.09	Loan Funding, Etc.	40
2.10	Pro Rata Treatment	41
2.11	Change of Circumstances	43
2.12	Taxes on Payments	45
2.13	Funding Loss Indemnification	46
2.14	Replacement of Affected Lenders and Defaulting Lenders	47
2.15	Security	47

SECTION III. CONDITIONS PRECEDENT		49

3.01	Initial Conditions Precedent	49
3.02	Conditions Precedent to Each Credit Event	50

SECTION IV. REPRESENTATIONS AND WARRANTIES		51

4.01	Borrower’s Representations and Warranties	51
4.02	Reaffirmation	56

SECTION V. COVENANTS		56

5.01	Affirmative Covenants	56
5.02	Negative Covenants	63
5.03	Financial Covenants	69

SECTION VI. DEFAULT		70

6.01	Events of Default	70
6.02	Cure Right	72
6.03	Remedies	73

SECTION VII. AGENTS AND RELATIONS AMONG LENDERS		74

7.01	Appointment, Powers and Immunities	74
7.02	Reliance by Agent	74
7.03	Defaults	75
7.04	Indemnification	75
7.05	Non Reliance	75
7.06	Resignation of Agent	75
7.07	Authorization	76
7.08	Agent in Its Individual Capacity	76

SECTION VIII. MISCELLANEOUS		76

8.01	Notices	76
8.02	Expenses	77
8.03	Indemnification	78
8.04	Waivers; Amendments	78
8.05	Successors and Assigns	79
8.06	Setoff; Security Interest	82
8.07	Authorized Representative(s)	83
8.08	No Third Party Rights	83
8.09	Partial Invalidity	83
8.10	Jury Trial	83
8.11	Counterparts	84

8.12	Confidentiality	84
8.13	ERISA	84
8.14	Securities Laws	84

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 1, 2015, is entered into by and among:

(1) KOKO`OHA INVESTMENTS, INC., a Hawaii corporation (“Koko`oha”), and successor by merger to Bogey (as defined below), and MID PAC PETROLEUM, LLC, a Delaware limited liability company (“Mid Pac”). As used in this Agreement the term “Borrower” means both Koko`oha and Mid Pac and any one of them, to the extent the context permits;

(2) Each of the financial institutions from time to time listed in Schedule I hereto, as amended from time to time (such financial institutions to be referred to herein collectively as the “Lenders”); and

(3) BANK OF HAWAII, a Hawaii banking corporation, as administrative agent for the Lenders and as collateral agent for the Lenders (“Agent”).

RECITALS

A. Par Petroleum Corporation, a Delaware corporation (“Par Petroleum”), and Bogey, Inc., a Hawaii corporation and wholly-owned, indirect Subsidiary of Par Petroleum (“Bogey”), entered into that certain Agreement and Plan of Merger dated June 2, 2014, as amended (the “Merger Agreement”), by and among Par Petroleum, Bogey, Koko`oha and Bill D. Mills, in his capacity as Shareholder’s Representative, under which Par Petroleum, through the merger of Bogey with and into Koko`oha (the “Merger”) acquired 100% of the Equity Securities of Koko`oha and Mid Pac, directly and indirectly, as the case may be, on April 1, 2015 (the “Merger Closing”).

B. The assets and properties of Mid Pac and its Subsidiaries include, among other things, terminalling facilities, retail fuel dispensing stations, convenience stores, alcohol and liquor licenses, inventory, refined products for sale to retail consumers, operating permits, leases, and other liabilities, obligations, property and operations which comprise the retail gasoline station and convenience store business, exclusive rights to the 76 brand for the State of Hawaii through 2024, twenty-one fee simple retail sites, office space and vacant land, leasehold retail and other sites, and four terminals (collectively, the “Retail Business”).

C. As part of the Merger, Borrower desires to refinance certain existing debt with a new term loan and to obtain a revolving credit facility, and the Lenders are willing to provide credit facilities for such purposes upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION I. INTERPRETATION

1.01 Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other Credit Document referenced below:

“Acquisition” shall mean the indirect acquisition by Par Petroleum of Koko`oha, Mid Pac and their Subsidiaries through the Merger.

“Affected Lender” shall mean any Lender which has given notice to Borrower (which notice has not been rescinded) of (a) any obligation by Borrower to pay any amount pursuant to Subparagraph 2.11(c), Subparagraph 2.11(d) or Subparagraph 2.12(a) or (b) the occurrence of any circumstances of the nature described in Subparagraph 2.11(b).

“Affiliate” shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership or limited liability company, any partner or member in such partnership or limited liability company, respectively, and in the case of any such Person which is a corporation, any shareholder in such corporation, (b) any other Person which is directly or indirectly controlled by, controls or is under common control with such Person or one or more of the Persons referred to in the preceding clause (a), (c) any other Person who is an officer, director, manager, trustee or employee of, or partner in, or member or shareholder of, such Person or any Person referred to in the preceding clauses (a) and (b), (d) any other Person who is a member of the immediate family of such Person or of any Person referred to in the preceding clauses (a) through (c), and (e) any other Person that is a trust solely for the benefit of one or more Persons referred to in clause (d) and of which such Person is sole trustee; provided, however, in no event shall Agent or any Lender or any of their respective Affiliates be deemed an Affiliate of Borrower. For purposes of this definition, “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Affiliates of a Person shall include any officer, director or manager of such Person.

“Agent” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.

“Agreement” shall mean this Credit Agreement, as amended from time to time.

“Applicable Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Subparagraph 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to Agent as the office at which such Lender’s Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Loans will thereafter be made.

“Applicable Margin” shall mean, with respect to any Revolving Loan or Term Loan Portion at any time, the margin, stated in basis points, which is determined quarterly pursuant to the Revolving Loan Pricing Grid or the Term Loan Pricing Grid, as applicable, and added to the Base Rate or LIBOR Rate, as the case may be, for such Loan or Portion; provided, however, that each Applicable Margin determined pursuant to the applicable Pricing Grid shall be increased by two hundred (200) basis points on the date an Event of Default occurs and shall continue at such increased rate during the continuance of such Event of Default.

“Arrangement Fee” shall have the meaning given to that term in Subparagraph 2.05(a).

“Articles of Merger” shall have the meaning given to that term in Subparagraph 3.01(a).

“Assets” shall mean the assets and properties which comprise the Retail Business.

“Assignee Lender” shall have the meaning given to that term in Subparagraph 8.05(c).

“Assignment” shall have the meaning given to that term in Subparagraph 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Subparagraph 8.05(c).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Subparagraph 8.05(c).

“Authorization Certificate” shall mean a certificate in the form attached hereto as Exhibit K.

“Authorized Representative” shall mean each duly elected or appointed officer of Mid Pac who is authorized by Borrower to deliver certificates, notices and other documents on behalf of Borrower to Agent in accordance with this Agreement or any other Credit Document pursuant to Paragraph 8.07 of this Agreement.

“Base Rate” shall mean the primary interest rate established from time to time in good faith by the Bank of Hawaii in the ordinary course of business and with due consideration of the money market, and published in intrabank circular letters or memoranda for the guidance of loan officers in processing of its loans which float with the Base Rate.

“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Subparagraph 2.01(c).

“Base Rate Portion” shall mean, at any time, any portion of the Term Loan Borrowing or any portion of any Term Loan which then bears interest at a rate specified in clause (i) of Subparagraph 2.03(d).

“Bogey” shall have the meaning given to that term in the Recitals.

“Borrower” shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.

“Borrowing” shall mean a Revolving Loan Borrowing or a Term Loan Borrowing.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in Honolulu, Hawaii or (b) if such Business Day is related to a Loan or Portion which bears or is to bear interest based on a LIBOR Rate, dealings in Dollar deposits are carried out in the London interbank market.

“Capital Asset” shall mean, with respect to any Person, tangible fixed or capital assets owned or leased (in the case of a Capital Lease) by such Person.

“Capital Expenditures” shall mean, with respect to any Person on a rolling four quarter basis, all amounts expended and indebtedness incurred or assumed by such Person during such period for the acquisition of Capital Assets. “Capital Expenditures” shall include all amounts expended and indebtedness incurred or assumed in connection with Capital Leases.

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Capital Expenditures” shall mean, with respect to any Person and any period, the total Capital Expenditures made by such Person during such period minus (a) Capital Expenditures made by such Person on account of Capital Leases and (b) Capital Expenditures financed by such Person with the proceeds of Indebtedness other than the Indebtedness arising under this Agreement.

“Change of Law” shall have the meaning given to that term in Subparagraph 2.11(b).

“Closing Date” shall mean the date on which the Merger Closing occurs and the Term Loans are made to Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property in which Agent or any Lender has a Lien to secure the Obligations.

“Commitments” shall mean, collectively, the Revolving Loan Commitments and the Term Loan Commitments.

“Commitment Fee” shall have the meaning given to that term in Subparagraph 2.05(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Contingent Obligation” shall mean, with respect to any Person without duplication, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any letter of credit or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ii) as a general partner or joint venturer (with general liability) in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iv) incurred pursuant to any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall be deemed equal to the liability in respect thereof reasonably anticipated in accordance with GAAP.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Control” shall mean, with respect to any Person, either (a) ownership directly or indirectly of more than 50% of the Equity Securities of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting Equity Securities, or otherwise.

“Counterparty” shall mean Bank of Hawaii.

“Credit Documents” shall mean and include this Agreement, the LC Applications, the Notes, the Security Documents, and all other documents, instruments and agreements delivered by any officer of a Borrower to Agent or any Lender in connection with this Agreement on or after the date of this Agreement.

“Credit Event” shall mean the making of any Loan, the conversion of any Base Rate Loan or Base Rate Portion into a LIBOR Loan or LIBOR Portion, the selection of a new Interest Period for any LIBOR Loan or LIBOR Portion, the issuance of any Letter of Credit or any amendment of any Letter of Credit which increases its stated amount or extends its expiration date.

“Cure Amount” shall have the meaning given to that term in Subparagraph 6.02(a).

“Cure Right” shall have the meaning given to that term in Subparagraph 6.02(a).

“Decision and Order” shall have the meaning given to that term in Subparagraph 3.01(a).

“Default” shall have the meaning given to that term in Paragraph 6.01.

“Defaulting Lender” shall mean a Lender which has failed to fund its portion of any Borrowing or its participation in any Drawing Payment and such failure has continued for three (3) Business Days after written notice from Agent or Borrower.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Distributions” shall mean in respect of any Person: (a) dividends or other distributions on or in respect of any of the Equity Securities of such Person, and (b) the redemption, repurchase or other acquisition of any Equity Securities of such Person.

“Drawing Payment” shall have the meaning given to that term in clause (i) of Subparagraph 2.02(c).

“EBITDA” shall mean, with respect to Koko`oha and its Subsidiaries for any period, the sum of the following calculated on a rolling four-quarter basis, determined on a consolidated basis in accordance with GAAP where applicable:

(a) The net income or net loss of Koko`oha and its Subsidiaries excluding extraordinary gains and extraordinary losses for such period before provision for income taxes;

plus

(b) The sum (to the extent deducted in calculating net income or loss in clause (a) above) of (i) all Interest Expenses of Koko`oha and its Subsidiaries accruing during such period, and (ii) all depreciation and amortization of Koko`oha and its Subsidiaries accruing during such period;

plus

(c) All transaction fees and expenses incurred by Koko`oha or its Subsidiaries in connection with the Acquisition or the Senior Credit Facilities, provided that such fees and expenses are not to be included unless expensed during the period being measured and within twelve (12) months after the Closing Date, and provided that only the first $750,000.00 of such fees and expenses may be included.

“EBITDAR” shall mean, with respect to Koko`oha and its Subsidiaries for any period, EBITDA plus Rents calculated on a rolling four-quarter basis, determined on a consolidated basis in accordance with GAAP where applicable.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 1002(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in such Person (regardless of how designated and whether or not voting or nonvoting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules of regulations issued in connection therewith.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with Borrower under Section 414 of the Code.

“Event of Default” shall have the meaning given to that term in Paragraph 6.01.

“Excess Cash Flow” shall mean, with respect to Koko`oha and its Subsidiaries for any fiscal year, the sum of the following, determined on a consolidated basis in accordance with GAAP where applicable:

(a) EBITDA of Koko`oha and its Subsidiaries for such year (excluding from the calculation thereof any non-cash gains or losses);

minus

(b) All cash payments for taxes paid by Koko`oha and its Subsidiaries during each year;

minus

(c) Cash Capital Expenditures of Koko`oha and its Subsidiaries but only to the extent incurred for maintenance purposes;

minus

(d) Payment of mandatory principal payments under the Senior Credit Facilities;

minus

(e) Cash payments for Interest Expenses by Koko`oha and its Subsidiaries;

minus

(f) Optional principal prepayments made to the Term Loan Facility during the fiscal year end period being measured.

“Excess Cash Flow Recapture” shall have the meaning given to that term in clause (iii) of Subparagraph 2.06(d).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor or Subsidiary of Borrower, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Subsidiary of Borrower of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the failure of such Guarantor or Subsidiary of Borrower for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest by such Subsidiary of Borrower becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guaranty or security interest is or becomes illegal.

“Executive Officer” shall mean, with respect to each Borrower, the managing member of such Borrower or the chief executive officer, president, chief operating officer, chief financial officer, vice president of finance, treasurer, controller, accounting manager or any manager of such Borrower.

“FATCA” shall mean Section 1471 through Section 1474 of the Code, as in effect on the date hereof (and any amended or successor version that is substantially comparable), and any current or future regulations promulgated therein or published administrative guidance implementing such provision.

“Federal Funds Rate” shall mean, for any day, the Federal funds effective rate as set forth in the weekly statistical release designated as H.15(519) published by the Federal Reserve Bank of New York for such day, or in any successor publication (or, if such rate is not so published for any day, the average rate quoted to Agent on and for such day by three (3) Federal fund brokers of recognized standing selected by Agent).

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean the letter agreement between Borrower and Agent specifying the Arrangement Fee and the Agent Fee payable by Borrower to Agent pursuant to Subparagraphs 2.05(a) and (d), respectively.

“Financial Covenants” shall have the meaning given to that term in Subparagraph 6.02(a).

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income, shareholders’ and members’ equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP and acceptable to Agent.

“Fixed Charge Coverage Ratio” shall mean, with respect to Koko`oha and its Subsidiaries on a rolling four quarter basis, the ratio, determined on a consolidated basis in accordance with GAAP where applicable, of EBITDA divided by Fixed Charges.

“Fixed Charges” shall mean, on a rolling four quarter basis, the sum of (a) all regularly scheduled principal and interest payments made on Indebtedness, including cash payments of principal and interest made on Subordinated Debt if and when permitted, (b) all Distributions by Koko`oha and its Subsidiaries, (c) all Cash Capital Expenditures by Koko`oha and its Subsidiaries, and (d) all cash payments for income taxes by Koko`oha and its Subsidiaries.

“Funded Debt” of Koko`oha and its Subsidiaries shall mean the sum of (a) the aggregate outstanding principal amount of all Indebtedness, including all bank debt, Capital Leases and other direct loans from third parties or members, excluding any subordinated loans from holders of their respective Equity Securities, (b) eight (8) times Rents for the period of the four fiscal quarters most recently ended, and (c) outstanding Standby Letters of Credit and Letters of Credit.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

“Governmental Authority” shall mean any domestic or foreign national, state of local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, policy or similar form of decision of any Governmental Authority having the force of law.

“Guarantors” shall mean all existing and future direct and indirect Subsidiaries of Borrower, including Mid Pac CS, LLC, Inter Island Petroleum, Inc., Kauai Petroleum Co. Ltd., Senter Petroleum, Inc., Island Petroleum, Inc., Oahu Petroleum, Inc., and Kauai Automated Fuel Service, Inc.

“Guaranty” shall mean a guaranty of the Obligations (excluding any applicable Excluded Swap Obligation) in form and substance acceptable to Agent and executed and delivered by each of the Guarantors.

“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent: (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the liability in respect thereof reasonably anticipated under GAAP.

“Hazardous Materials” shall have the meaning set forth in clause (i) of Subparagraph 4.01(l).

“Hazardous Materials Claims” shall have the meaning set forth in clause (iii) of Subparagraph 4.01(l).

“Hazardous Materials Indemnity” shall mean an indemnity in form and substance acceptable to Agent and executed and delivered by Borrower and the Guarantors in favor of Agent and Lenders.

“Hazardous Materials Laws” shall have the meaning set forth in clause (ii) of Subparagraph 4.01(l).

“HIE” means Hawaii Independent Energy, LLC, a Hawaii limited liability company.

“Indebtedness” of any Person shall mean, without duplication:

(a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money;

(b) All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secured or financed such purchase price), other than trade payables incurred by such Person in the ordinary course of its business on ordinary terms and not overdue;

(c) All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender of such agreement in the event of default are limited to repossession or sale of such property);

(d) All obligations of such Person as lessee under or with respect to Capital Leases;

(e) All obligations of such Person, contingent or otherwise, under or with respect to letters of credit, acceptances or other similar facilities;

(f) All obligations of such Person, contingent or otherwise, under or with respect to interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or other similar agreements; and

(g) All Contingent Obligations of such Person with respect to the obligations of such Person or other Persons of the types described in clauses (a) – (f) above.

“Interest Account” shall have the meaning given to that term in Subparagraph 2.08(c).

“Interest Expenses” shall mean, with respect to any Person for any period, the sum, determined on a consolidated basis in accordance with GAAP where applicable, of (a) all interest accruing on the Indebtedness of such Person during such period (including interest attributable to Capital Leases), minus (b) to the extent included in calculating interest pursuant to clause (a) above, all amortization of capitalized debt issuance costs of such Person during such period.

“Interest Period” shall mean, with respect to any LIBOR Loan or LIBOR Portion, the time periods selected by Borrower pursuant to Subparagraph 2.01(b), Subparagraph 2.01(d), or Subparagraph 2.03(e) which commences on the first day of such Loan or Portion or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by Borrower pursuant to Subparagraph 2.01(e), or Subparagraph 2.03(f) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expense, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including, without limitation, any Guaranty Obligations of such Person and any Indebtedness of such Person of the type described in clause (g) of the definition of “Indebtedness” on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales in the ordinary course of such Person’s business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

“Issuing Bank” shall have the meaning given to that term in Subparagraph 2.02(a).

“Koko`oha” shall have the meaning given to that term in clause (1) of the introductory paragraph hereto.

“LC Application” shall have the meaning given to that term in Subparagraph 2.02(b).

“LC Issuance Fees” shall have the meaning given to that term in clause (iii) of Subparagraph 2.05(e).

“Lenders” shall have the meaning given to that term in clause (2) of the introductory paragraph hereof.

“Letter of Credit” shall have the meaning given to that term in Subparagraph 2.02(a).

“Leverage Ratio” shall mean for any period the ratio of Funded Debt to EBITDAR for the period of the four (4) fiscal quarters most recently ended.

“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Subparagraph 2.01(c).

“LIBOR Portion” shall mean, at any time, any portion of the Term Loan Borrowing or any portion of any Term Loan which then bears interest at a rate specified in clause (ii) of Subparagraph 2.03(d).

“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans or the LIBOR Portions in any Term Loan Borrowing or Term Loan consisting of LIBOR Portions, a rate per annum equal to the quotient of (a) the arithmetic mean (rounded upward if necessary to the nearest 1/16 of one percent) of the rates per annum appearing on the Reuters screen LIBOR page (or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 A.M. (London time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such LIBOR Loans or LIBOR Portions in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be the rate per annum at which Dollar deposits are offered to Agent in the London interbank eurodollar currency market on the second Business Day prior to the commencement of such Interest Period at or about 11:00 A.M. (London time) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the LIBOR Loan or LIBOR Portion to be made or funded by Agent, as part of such Borrowing or Portion.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean a Revolving Loan or a Term Loan.

“Majority Lenders” shall mean (a) at any time Loans are outstanding and the Lenders are obligated to make Revolving Loans pursuant to their Revolving Loan Commitments, Lenders holding more than sixty-five percent (65%) of the aggregate principal amount of all Loans outstanding, calculated as if Revolving Loans in the full amount of the Lenders’ Revolving Loan Commitments were outstanding, (b) at any time Loans are outstanding and the Lenders are not obligated to make Revolving Loans pursuant to their Revolving Loan Commitments, Lenders holding more than sixty-five percent (65%) of the aggregate principal amount of all Loans outstanding and (c) at any time no Loans are outstanding, Lenders holding in excess of sixty-five percent (65%) of the Total Credit at such time.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board, as amended from time to time, and any successor regulation thereto.

“Material Adverse Effect” shall mean (a) any effect on the business, assets, operations or financial or other condition of Borrower or any of its Subsidiaries, taken as a whole, which materially and adversely affects the ability of Borrower and its Subsidiaries, taken as a whole, to pay or perform their respective Obligations in accordance with the terms of this Agreement and the other Credit Documents, or (b) any other effect which materially and adversely affects the material rights and remedies of Agent or any Lender under this Agreement or the other Credit Documents (including the material rights and remedies of Agent or any Lender relating to the Collateral taken as a whole).

“Material Contract” means a contract, the lack of which would have a Material Adverse Effect.

“Membership Interests /Stock Pledge Agreement(s)” shall have the meaning given such term in clause (i) of Subparagraph 2.15(a).

“Merger” shall have the meaning given to that term in the Recitals.

“Merger Agreement” shall have the meaning given to that term in the Recitals.

“Merger Closing” shall have the meaning given to that term in the Recitals.

“Mid Pac” shall have the meaning given to that term in clause (1) of the introductory paragraph hereto.

“Mortgages” shall have the meaning given such term in clause (iii) of Subparagraph 2.15(a).

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 1002(37)(A)of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

“Net Worth” shall mean that amount, determined on a consolidated basis in accordance with GAAP for Koko`oha and its Subsidiaries, that is equal to Total Assets minus Total Liabilities.

“Note” shall mean a Revolving Loan Note or a Term Loan Note.

“Notice of Borrowing” shall mean a Notice of Revolving Loan Borrowing or a Notice of Term Loan Borrowing.

“Notice of Interest Period Selection” shall mean a Notice of Revolving Loan Interest Period Section or a Notice of Term Loan Interest Period Selection.

“Notice of Loan Conversion” shall mean a Notice of Revolving Loan Conversion or a Notice of Term Loan Conversion.

“Notice of Revolving Loan Borrowing” shall have the meaning given to that term in Subparagraph 2.01(b).

“Notice of Revolving Loan Conversion” shall have the meaning given to that term in Subparagraph 2.01(d).

“Notice of Revolving Loan Interest Period Selection” shall have the meaning given to that term in clause (ii) of Subparagraph 2.01(e).

“Notice of Term Loan Borrowing” shall have the meaning given to that term in Subparagraph 2.03(c).

“Notice of Term Loan Conversion” shall have the meaning given to that term in Subparagraph 2.03(e).

“Notice of Term Loan Interest Period Selection” shall have the meaning given to that term in clause (ii) of Subparagraph 2.03(f).

“Obligations” shall mean and include, with respect to Borrower and the Guarantors, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower or the Guarantors to Agent or any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest, fees, charges, expenses, reasonable attorneys’ fees and accountants’ fees chargeable to Borrower or the Guarantors or payable by Borrower or the Guarantors hereunder or thereunder, all the applications and agreements executed or made in connection with each Letter of Credit, and, on a pari-passu basis, the obligations of Borrower under any Swap.

“Outstanding Revolving Facilities Credit” shall have the meaning given to that term in clause (i) of Subparagraph 2.04(a).

“Par Petroleum” shall have the meaning given to that term in the Recitals.

“Participants” shall have the meaning given to that term in Subparagraph 8.05(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Indebtedness” shall have the meaning given to that term in Subparagraph 5.02(a).

“Permitted Liens” shall have the meaning given to that term in Subparagraph 5.02(b).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust, a limited liability company, or a limited liability partnership), a joint stock company, an unincorporated association, a joint venture, a trust or other entity or a Governmental Authority.

“Portion” shall mean a portion of the Term Loan Borrowing or of any Term Loan which is either a Base Rate Portion or LIBOR Portion.

“Proportionate Share” shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage rounded to the sixth digit to the right of the decimal point), the numerator of which is the sum at such time of such Lender’s Revolving Loan Commitment (if any) and the Term Loan made by such Lender, and the denominator of which is the sum at such time of the Total Revolving Loan Commitment and all of the Term Loans made by the Lenders.

“Register” shall have the meaning given to that term in Subparagraph 8.05(d).

“Reimbursement Obligation” shall have the meaning given to that term in clause (iii) of Subparagraph 2.02(c).

“Reimbursement Payment” shall have the meaning given to that term in clause (ii) of Subparagraph 2.02(c).

“Related Person” shall mean, as to a Borrower or any of its Subsidiaries: (a) a Person that directly or indirectly holds any Equity Securities of a Borrower or its Subsidiaries or their respective Subsidiaries or Affiliates, and (b) a Person whose Equity Securities (or any portion thereof) are held directly or indirectly by a Person who also directly or indirectly holds any of the Equity Securities of a Borrower or its Subsidiaries or any of their respective Subsidiaries or Affiliates; provided that neither (i) those Persons who hold less than ten percent (10%) of the Equity Securities of Par Petroleum and who are not otherwise an Affiliate of the Borrower or any of its Subsidiaries (“Nominal Par Shareholders”), nor (ii) any other Persons (excluding Par Petroleum and its Subsidiaries and Affiliates) in which Nominal Par Shareholders (but not a Related Person) directly or indirectly hold Equity Securities as described in preceding clause (b), shall be considered a “Related Person”.

“Remaining Title Items” shall have the meaning given to that term in Subparagraph 5.04.

“Rents” shall mean the cash portion of payments made for leases with respect to real property (including both ground and facility leases) and equipment.

“Reportable Event” shall have the meaning given to that term in ERISA and applicable regulations thereunder.

“Requirement of Law” applicable to any Person shall mean (a) the Articles or Certificate of Incorporation, Formation or Organization and By-laws, Partnership Agreement, Operating Agreement, or other organizational or governing documents or such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any final judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan or LIBOR Portion, the aggregate of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on Lender by any Governmental Authority.

“Retail Business” shall have the meaning given such term in the Recitals.

“Revised Principal Payment” shall have the meaning given to that term in clause (ii) of Subparagraph 6.02(a).

“Revolving Credit Facility” shall have the meaning given to that term in Section 2.01.

“Revolving Loan” shall have the meaning given to that term in Subparagraph 2.01(a).

“Revolving Loan Borrowing” shall mean a borrowing by Borrower consisting of the Revolving Loans made by each of the Lenders on the same date and of the same Type pursuant to a single Notice of Revolving Loan Borrowing.

“Revolving Loan Commitment” shall mean, with respect to any Lender at any time, the amount equal to the Total Revolving Loan Commitment at such time multiplied by such Lender’s Revolving Loan Proportionate Share at such time.

“Revolving Loan Maturity Date” shall mean the date that is three (3) years after the Closing Date on which date all amounts owing under the Revolving Credit Facility are due and owing.

“Revolving Loan Note” shall have the meaning given to that term in Subparagraph 2.08(a).

“Revolving Loan Pricing Grid” shall have the meaning given to that term in Subparagraph 2.01(c).

“Revolving Loan Proportionate Share” shall mean, with respect to each Lender, the percentage set forth under the caption “Revolving Loan Proportionate Share” opposite such Lender’s name on Schedule I, or, if different, such percentage as may be set forth for such Lender in the Register.

“Security Agreement” shall have the meaning given to such term in clause (ii) of Subparagraph 2.15(a).

“Security Documents” shall mean and include the Security Agreement, the Membership Interests/Stock Pledge Agreements, the Mortgages, the Guaranty, the Hazardous Materials Indemnity, and all other instruments, agreement, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) delivered to Agent or any Lender in connection with any Collateral or to secure the Obligations.

“Senior Credit Facilities” shall mean the Revolving Credit Facility and the Term Loan Facility.

“Specified Equity Contribution” shall have the meaning given to that term in Subparagraph 6.02(a).

“Standby LC Fee Rate” shall mean, with respect to Standby Letters of Credit, the per annum rate which is used to calculate the Standby LC Usage Fees.

“Standby LC Usage Fee” shall have the meaning given to that term in clause (i) of Subparagraph 2.05(e).

“Standby Letter of Credit” shall have the meaning given to that term in clause (ii) of Subparagraph 2.02(a).

“Subordinated Debt” shall mean, with respect to any Person, Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding, expressly provides that such Indebtedness (i) is, if incurred by (A) Borrower, subordinated in right of payment to the Senior Credit Facilities (such that no principal payments are to be made prior to the Term Loan Maturity Date) by written contract and in form and substance satisfactory to the Agent, or (B) any Guarantor, subordinated in right of payment (such that no principal payments are to be made prior to the Term Loan Maturity Date) to the guarantee of the Senior Credit Facilities made by such Guarantor by written contract and in form and substance satisfactory to the Agent, and (ii) has no principal amortization payable prior to the Term Loan Maturity Date.

“Subsidiary” of any Person shall mean (a) any corporation of which more than fifty percent (50%) of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any limited liability company, partnership, joint venture, or other association of which more than fifty percent (50%) of the Equity Securities having the power to vote, direct or control the management of such limited liability company, partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements or such Person on a consolidated basis.

“Super-Majority Lenders” shall mean shall mean (a) at any time Loans are outstanding and the Lenders are obligated to make Revolving Loans pursuant to their Revolving Loan Commitments, Lenders holding more than seventy percent (70%) of the aggregate principal amount of all Loans outstanding, calculated as if Revolving Loans in the full amount of the Revolving Loan Commitments were outstanding, (b) at any time Loans are outstanding and the Lenders are not obligated to make Revolving Loans pursuant to their Revolving Loan Commitments, Lenders holding more than seventy percent (70%) of the aggregate principal amount of all Loans outstanding and (c) at any time no Loans are outstanding, Lenders holding in excess of seventy percent (70%) of the Total Credit at such time.

“Swap” shall mean interest rate swaps or similar agreements that constitute a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and provided to Borrower by Counterparty in connection with the Credit Facilities.

“Swap Documents” shall mean any documents evidencing or pertaining to a Swap.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any Swap, and with respect to any Subsidiary of Borrower, the grant of a security interest to secure a Swap.

“Tangible Net Worth” shall mean that amount, determined on a consolidated basis in accordance with GAAP for Koko`oha and its Subsidiaries, that is equal to Net Worth less intangible assets, goodwill, and amounts due from Subsidiaries and/or Affiliates.

“Taxes” shall have the meaning given to such term in Subparagraph 2.12(a).

“Term Loan” shall have the meaning given that term in Subparagraph 2.03(a).

“Term Loan Borrowing” shall mean the borrowing by Borrower consisting of the Term Loans made by each of the Lenders.

“Term Loan Commitment” shall mean, with respect to any Lender at any time, the amount equal to the Total Term Loan Commitment at such time multiplied by such Lender’s Term Loan Proportionate Share at such time.

“Term Loan Facility” shall mean the credit facility established pursuant to Subparagraph 2.03(a).

“Term Loan Installment Date” shall have the meaning given to that term in Subparagraph 2.03(g).

“Term Loan Maturity Date” shall mean the date which is seven (7) years after the Closing Date on which date all amounts owing under the Term Loan Facility are due and owing.

“Term Loan Note” shall have the meaning given to that term in Subparagraph 2.08(b).

“Term Loan Pricing Grid” shall have the meaning given to that term in Subparagraph 2.03(d).

“Term Loan Proportionate Share” shall mean, with respect to each Lender, the percentage set forth under the caption “Term Loan Proportionate Share” opposite such Lender’s name on Schedule I, or, if different, such percentage as may be set forth for such Lender in the Register.

“Total Assets” shall mean all assets of Koko`oha and its Subsidiaries, on a consolidated basis, that should, in accordance with GAAP, be classified as assets on Koko`oha’s financial statements.

“Total Credit” shall mean, at any time, the sum of (a) the Total Revolving Loan Commitment at such time, and (b) the Total Term Loan Commitment at such time or, if the Term Loans have been made prior to such time, the aggregate principal amount of all Term Loans outstanding at such time.

“Total Liabilities” shall mean all liabilities of Koko`oha and its Subsidiaries, on a consolidated basis, that should, in accordance with GAAP, be classified as liabilities on Koko`oha’s financial statements.

“Total Revolving Loan Commitment” shall have the meaning given to that term in Subparagraph 2.01(a).

“Total Term Loan Commitment” shall have the meaning given to that term in Subparagraph 2.03(a).

“Trade LC Fee Rate” shall mean, with respect to Trade Letters of Credit, the per annum rate used to calculate the Trade LC Usage Fees.

“Trade LC Usage Fees” shall have the meaning given to that term in clause (ii) of Subparagraph 2.05(e).

“Trade Letter of Credit” shall have the meaning given to that term in clause (ii) of Subparagraph 2.02(a).

“Type” shall mean, with respect to any Loan, Borrowing or Portion at any time, the classification of such Loan, Borrowing, or Portion by the type of interest rate it then bears, whether an interest rate based on the Base Rate or the LIBOR Rate.

“UCP” shall have the meaning given to that term in clause (iv)(1) of Subparagraph 2.02(a).

“Unused Commitment” shall mean, at any time after the Closing Date, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the aggregate principal amount of all Revolving Loans then outstanding, and the aggregate amount available for drawing under all Letters of Credit then outstanding.

“Unused Commitment Fee” shall have the meaning given to that term in Subparagraph 2.05(c).

“Unused Commitment Fee Pricing Grid” shall have the meaning given to that term in Subparagraph 2.05(c).

1.02 GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, Borrower and the Lenders agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until Borrower and the Majority Lenders so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

1.03 Headings. Headings in this Agreement and each of the other Credit Documents are for convenience of reference only and are not part of the substance hereof or thereof.

1.04 Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05 Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean Hawaii standard time (which is three (3) hours behind Pacific Daylight Time and two (2) hours behind Pacific Standard Time) unless otherwise indicated.

1.06 Governing Law. This Agreement and each of the other Credit Documents (unless otherwise provided in such other Credit Documents) shall be governed by and construed in accordance with the laws of the State of Hawaii without reference to conflicts of law rules.

1.07 Construction. This Agreement is the result of negotiations among, and has been reviewed by, Borrower, each Lender, the Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower, any Lender or Agent.

1.08 Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of Borrower, the Lenders and Agent and supersede any and all prior agreements, negotiations, representations, warranties, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including the commitment letter dated as of January 27, 2015 between Bogey and Agent.

1.09 Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan bears interest based upon the Base Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.

1.10 Other Interpretive Provisions. References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Subparagraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, subparagraphs, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement and each of the other Credit Documents to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any conflict between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

SECTION II. CREDIT FACILITIES.

2.01 Revolving Credit Facility.

(a) Revolving Loan Availability. Subject to the terms and conditions of this Agreement (including the amount limitations set forth in Paragraph 2.04), each Lender severally agrees to advance to Borrower from time to time during the period beginning on the Closing Date and ending on the Revolving Loan Maturity Date such revolving loans as Borrower may request under this Paragraph 2.01 (individually, a “Revolving Loan”); provided, however, that (i) the aggregate principal amount of all Revolving Loans plus the aggregate principal amount available for drawing under all Letters of Credit made by such Lender at any time outstanding shall not exceed such Lender’s Revolving Loan Commitment at such time and (ii) the aggregate principal amount of all Revolving Loans plus the aggregate principal amount available for drawing under all Letters of Credit made by all Lenders at any time outstanding shall not exceed

Five Million Dollars ($5,000,000.00) (such amount, as reduced from time to time pursuant to this Agreement, to be referred to herein as the “Total Revolving Loan Commitment”). All Revolving Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Revolving Loan Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Lender equal to such Lender’s Revolving Loan Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Loan Maturity Date.

(b) Notice of Revolving Loan Borrowing. Borrower shall request each Revolving Loan Borrowing by delivering to Agent an irrevocable written notice in the form of Exhibit A, appropriately completed by the Authorized Representative (a “Notice of Revolving Loan Borrowing”), which specifies, among other things:

(i) The principal amount of the requested Revolving Loan Borrowing, which shall be in the minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof;

(ii) Whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iii) If the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Period selected by Borrower for such Revolving Loans in accordance with Subparagraph 2.01(e); and

(iv) The date of the requested Revolving Loan Borrowing, which shall be a Business Day.

Borrower shall give each Notice of Revolving Loan Borrowing to Agent at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans and at least two (2) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans. Each Notice of Revolving Loan Borrowing shall be delivered by first-class mail or facsimile to Agent at the office or to the facsimile number and during the hours specified in Paragraph 8.01; provided, however, that Borrower shall promptly deliver to Agent the original of any Notice of Revolving Loan Borrowing initially delivered by facsimile. Borrower may request that one or more Revolving Loan Borrowings be made on the same day. Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Borrowing and of the amount and Type of (and, if applicable, the Interest Period for) each Revolving Loan to be made by such Lender as part of the requested Revolving Loan Borrowing.

(c) Revolving Loan Interest Rates. Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until the maturity thereof, at one of the following rates per annum:

(i) During such periods as such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii) During such periods as such Revolving Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change;

Provided further, however, that all Revolving Loans outstanding during the period commencing on the Closing Date and ending three (3) Business Days thereafter shall be Base Rate Loans during such period. The Applicable Margins for Revolving Loans shall be determined as provided in the pricing grid below (the “Revolving Loan Pricing Grid”) and may change for each calendar quarter based on the Leverage Ratio as of the last day of the immediately preceding quarter; provided that the Applicable Margin for the period from the Closing Date through June 30, 2015 shall be based on the Applicable Margin for a Leverage Ratio greater than 3.50x, as shown below.

Revolving Loan Pricing Grid

Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
	(basis points)	(basis points)
< 3.00x	175	-25
≥ 3.00x but ≤ 3.50x	200	0
> 3.50x	225	25

All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. No more than five (5) Revolving Loan Borrowings consisting of LIBOR Loans may be outstanding at any time.

(d) Conversion of Revolving Loans. Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type. Borrower shall request such a conversion by an irrevocable written notice to Agent in the form of Exhibit B, appropriately completed by an Authorized Representative (a “Notice of Revolving Loan Conversion”), which specifies, among other things:

(i) The Revolving Loan Borrowing which is to be converted;

(ii) The Type of Loans into which such Revolving Loans are to be converted;

(iii) If such Revolving Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Revolving Loans in accordance with Subparagraph 2.01(e); and

(iv) The date of the requested conversion, which shall be a Business Day.

Borrower shall give each Notice of Revolving Loan Conversion to Agent at least three (3) Business Days before the date of the requested conversion in the case of a conversion into LIBOR Loans and at least two (2) Business Days before the date of the requested conversion in the case of a conversion into Base Rate Loans. Each Notice of Revolving Loan Conversion shall be delivered by first-class mail or facsimile to Agent at the office or to the facsimile number and during the hours specified in Paragraph 8.01; provided, however, that Borrower shall promptly deliver to Agent the original of any Notice of Revolving Loan Conversion initially delivered by facsimile. Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Conversion.

(e) LIBOR Loan Interest Periods.

(i) The initial and each subsequent Interest Period selected by Borrower for a LIBOR Loan shall be thirty (30), ninety (90) or one hundred eighty (180) days as Borrower may specify; provided, however, that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any such Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business day of a calendar month; and (C) no such Interest Period shall end after the Revolving Loan Maturity Date.

(ii) Borrower shall notify Agent by an irrevocable written notice in the form of Exhibit C, appropriately completed by an Authorized Representative (a “Notice of Revolving Loan Interest Period Selection”), at least three (3) Business Days prior to the last day of each Interest Period for LIBOR Loans of the Interest Period selected by Borrower for the next succeeding Interest Period for such LIBOR Loans. Each Notice of Revolving Loan Interest Period Selection shall be given by first-class mail or facsimile to the office or the facsimile number and during the hours specified in Paragraph 8.01; provided, however, that Borrower shall promptly deliver to Agent the original of any Notice of Revolving Loan Interest Period Selection initially delivered by facsimile. If Borrower fails to notify Agent of the next Interest Period for LIBOR Loans in accordance with this Subparagraph 2.01(e), such LIBOR Loans shall automatically convert to Base Rate Loans.

(f) Scheduled Revolving Loan Payments. Borrower shall repay the unpaid principal amount of all Revolving Loans on the Revolving Loan Maturity Date. Borrower shall pay accrued and billed interest on the unpaid principal amount of the Revolving Loans in arrears (i) in the case of Base Rate Loans, on the last Business Day in each calendar month; (ii) in the case of LIBOR Loans, (A) on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period) and (B) upon prepayment (to the extent thereof); and (iii) in the case of all Revolving Loans, on the Revolving Loan Maturity Date.

(g) Purpose. Borrower shall use the proceeds of the Revolving Loans for Borrower’s working capital and general corporate purposes, and for the issuance of Standby Letters of Credit and Trade Letters of Credit, to fund fuel purchases and to ensure performance under various fuel delivery contracts with customers and contracts with vendors and suppliers and to repay Reimbursement Obligations under this Agreement.

2.02 Letter of Credit Facility.

(a) Letter of Credit Availability. Subject to the terms and conditions of this Agreement (including the amount limitations set forth in Paragraph 2.04), Agent (in its capacity as the issuer of letters of credit under this Paragraph 2.02, “Issuing Bank”) agrees to issue on behalf of Borrower from time to time during the period beginning on the Closing Date and ending on the Revolving Loan Maturity Date such letters of credit as Borrower may request under this Paragraph 2.02 (individually, a “Letter of Credit”); provided, however, as follows:

(i) At no time shall the aggregate principal amount available for drawing under all Letters of Credit at any time outstanding plus the principal amount of all Revolving Loans outstanding exceed the Total Revolving Loan Commitment.

(ii) Each Letter of Credit shall be (A) an irrevocable Letter of Credit issued for the benefit of a supplier of inventory to Borrower to secure the payment by Borrower of the purchase price of such inventory upon Borrower’s receipt thereof (a “Trade Letter of Credit”) or (B) an irrevocable standby Letter of Credit issued to secure trade payables in the ordinary course of Borrower’s business (provided such trade payables are not overdue on the date of issuance of such Letter of Credit) or other obligations of Borrower (other than (1) trade payables of Borrower which are overdue on the date of issuance of such Letter of Credit or (2) any other Funded Debt) (a “Standby Letter of Credit”).

(iii) Each Trade Letter of Credit shall expire on or prior to one hundred and eighty (180) days after its date of issuance. Each Standby Letter of Credit shall expire on or prior to one (1) year after its date of issuance.

(iv) Except as otherwise provided herein: (1) each Trade Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits as most recently published by the International Chamber of Commerce (the “UCP”) prior to the date of issuance of such Letter of Credit and the terms of the UCP are hereby incorporated by reference with respect to each Letter of Credit, and (2) each Standby Letter of Credit shall be governed by the International Standby Practices – ISP98 approved by the International Chamber of Commerce Commission on Banking Technique and Practice on April 6, 1998.

(v) Each Letter of Credit shall be in a form reasonably acceptable to Issuing Bank.

(vi) At no time may the aggregate amount of all Reimbursement Obligations plus the aggregate amount available for drawing under all Letters of Credit after giving effect to any new Letter of Credit requested, exceed the sum of Two Million Dollars ($2,000,000.00).

Except as otherwise provided herein, Borrower may request Letters of Credit, cause or allow Letters of Credit to expire, and request additional Letters of Credit until the Revolving Loan Maturity Date.

(b) LC Application. Borrower shall request each Letter of Credit by delivering to Issuing Bank an irrevocable written application in a form reasonably acceptable to Issuing Bank, appropriately completed by an Authorized Representative (an “LC Application”), which specifies, among other things:

(i) The stated amount of the requested Letter of Credit;

(ii) The name and address of the beneficiary of the requested Letter of Credit;

(iii) The expiration date of the requested Letter of Credit;

(iv) The documentary conditions for drawing under the requested Letter of Credit;

(v) The date of issuance for the requested Letter of Credit, which shall be a Business Day; and

(vi) The aggregate amount available for drawing under all Letters of Credit then outstanding.

Borrower shall give each LC Application to Issuing Bank at least three (3) Business Days before the proposed date of issuance of the requested Letter of Credit. Each LC Application shall be delivered by first-class mail or facsimile to Agent at the office or facsimile number and during the hours specified in Paragraph 8.01; provided, however, that Borrower shall promptly deliver to Issuing Bank the original of any LC Application initially delivered by facsimile. Agent shall promptly notify each Lender of the contents of each LC Application. In the event of any conflict between the terms of this Agreement and the terms of the LC Application, the terms of this Agreement shall control.

(c) Disbursement and Reimbursement.

(i) Disbursement. Issuing Bank will notify Borrower by facsimile forthwith upon receipt of the presentment of any demand for payment under any Letter of Credit,

together with notice of the amount of such payment and the date such payment shall be made. Subject to the terms and provisions of such Letter of Credit, Issuing Bank shall make such payment (a “Drawing Payment”) to the appropriate beneficiary.

(ii) Time of Reimbursement. Not later than 11:00 a.m. on the day following each Drawing Payment made by Issuing Bank, Borrower shall make or cause to be made to Issuing Bank a payment in the amount of such Drawing Payment (a “Reimbursement Payment”), together with any accrued interest thereon as provided below; provided, however, that (1) Borrower shall make such Reimbursement Payment to, or cause such Reimbursement Payment to be made to, Agent for the benefit of the Lenders if, prior to the time such Reimbursement Payment is made, Issuing Bank has notified Borrower that it has requested the Lenders pursuant to clause (ii) of Subparagraph 2.02(d) to pay to Issuing Bank their respective Revolving Loan Proportionate Shares of the Drawing Payment made by Issuing Bank and (2) Borrower shall pay interest on the amount of any Reimbursement Payment not paid on the same day as the applicable Drawing Payment at a per annum rate equal to (y) for the first day, the rate then applicable to Revolving Loans which are Base Rate Loans and (z) for the second day and any subsequent day, the rate then applicable to Revolving Loans which are Base Rate Loans plus two percent (2%) per annum. If any such Reimbursement Payment is made to Agent, Agent shall promptly pay to each Lender which has paid its Revolving Loan Proportionate Share of the Drawing Payment, such Lender’s Revolving Loan Proportionate Share of the Reimbursement Payment and shall promptly pay to Issuing Bank the balance of such Reimbursement Payment.

(iii) Reimbursement Obligation Absolute. The obligation of Borrower to reimburse Issuing Bank or the Lenders, as the case may be, for Drawing Payments (such obligation, together with the obligation to pay interest thereon, to be referred to herein collectively as a “Reimbursement Obligation”) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under and without regard to any circumstances, including, without limitation (A) any lack of validity or enforceability of any of the Credit Documents, (B) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), Issuing Bank, any Agent, any other Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the other Credit Documents, or in any unrelated transaction, (C) any breach of contract or dispute between Borrower, any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), Issuing Bank, Agent, any other Lender or any other Person, (D) any demand, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (E) payment by Issuing Bank under any Letter of Credit against presentation of a demand for payment which does not comply with the terms of such Letter of Credit, (F) any non-application or misapplication by any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting) of the proceeds of any drawing under such Letter of Credit or (G) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Issuing Bank, Agent or any other Lender, with or without notice to or approval by Borrower, with respect to

Borrower’s Indebtedness under this Agreement; provided, however, that this Subparagraph 2.02(c) shall not abrogate any right which Borrower may have to seek to enjoin any drawing under any Letter of Credit or to recover damages from Issuing Bank pursuant to Subparagraph 2.02(e).

(d) Lender Participations; Revolving Loan Funding.

(i) Participation Agreement. Each Lender severally, unconditionally and irrevocably agrees with Issuing Bank to participate in the extension of credit arising from the issuance of each Letter of Credit in an amount equal to such Lender’s Revolving Loan Proportionate Share of the stated amount of such Letter of Credit from time to time, and the issuance of each Letter of Credit shall be deemed a confirmation by Issuing Bank of such participation in such amount; provided, however, that at the time of such issuance the amount limitations set forth in Paragraph 2.04 are not exceeded.

(ii) Participation Funding. Issuing Bank may request the Lenders to fund their participations in Letters of Credit by paying to Issuing Bank all or any portion of any Drawing Payment made or to be made by Issuing Bank under any Letter of Credit. Issuing Bank shall make such a request by delivering to Agent (with a copy to Borrower), at any time after the drawing for which such payment is requested has been made upon Issuing Bank, a written request for such payment which specifies the amount of such Drawing Payment and the date on which such Drawing Payment is to be made or was made; provided, however, that Issuing Bank shall not request the Lenders to make any payment under this Subparagraph 2.02(d) in connection with any portion of a Drawing Payment for which Issuing Bank has been reimbursed from a Reimbursement Payment by Borrower unless such Reimbursement Payment has been thereafter recovered by Borrower. Agent shall promptly notify each Lender of the contents of each such request and of such Lender’s Revolving Loan Proportionate Share of the applicable portion of such Drawing Payment. Promptly following receipt of such notice from Agent, each Lender shall pay to Agent, for the benefit of Issuing Bank, such Lender’s Revolving Loan Proportionate Share of the applicable portion of such Drawing Payment.

(iii) Funding Through Revolving Loans. At any time any Reimbursement Obligations are outstanding, Agent may or, upon the written request of Issuing Bank (if Borrower is not then the subject of a bankruptcy proceeding), shall (subject to the terms and conditions of this Subparagraph 2.02(d)), initiate a Revolving Loan Borrowing in an amount not exceeding the aggregate amount of such outstanding Reimbursement Obligations and use the proceeds of such Revolving Loan Borrowing to repay all or a portion of such Reimbursement Obligations. Agent shall initiate such a Borrowing by delivering to each Lender (with a copy to Borrower) a written notice which specifies the aggregate amount of outstanding Reimbursement Obligations, the amount of the Revolving Loan Borrowing (which initially shall consist of Base Rate Loans), the date of such Revolving Loan Borrowing and the amount of the Revolving Loan to be made by such Lender as part of such Revolving Loan Borrowing. Each Lender shall make available to Agent funds in the amount of its Revolving Loan as provided in Subparagraph 2.09(a). After receipt of such funds, Agent shall promptly disburse such funds to Issuing Bank and the Lenders, as appropriate, in payment of the outstanding Reimbursement Obligations.

(iv) Obligations Absolute. Each Lender’s obligations to fund its participations under this Subparagraph 2.02(d) shall be absolute, unconditional and irrevocable and shall not be affected by (A) the occurrence or existence of any Default or Event of Default, (B) any failure to satisfy any condition set forth in Section III, (C) any event or condition which might have a Material Adverse Effect, (D) the failure of any other Lender to make any payment under this Subparagraph 2.02(d), (E) any right of offset, abatement, withholding or reduction which such Lender may have against Issuing Bank, Agent, any other Lender or Borrower, (F) any event, circumstance or condition set forth in Subparagraph 2.02(c) or Subparagraph 2.02(e), or (G) any other event, circumstance or condition whatsoever, whether or not similar to any of the foregoing; provided, however, that nothing in this Paragraph 2.02 shall prejudice any right which any Lender may have against Issuing Bank for any action by Issuing Bank which constitutes gross negligence or willful misconduct.

(e) Liability of Issuing Bank, Etc. Borrower agrees that none of Issuing Bank, Agent or any other Lender (nor any of their respective directors, officers or employees) shall be liable or responsible for (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents relating to obligations secured by such Letter of Credit; (iii) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever; (iv) payment by Issuing Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (v) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that Issuing Bank shall be liable to Borrower for acts or events described in clauses (i) through (v) above, to the extent, but only to the extent, of any damages suffered by Borrower (excluding consequential damages) which Borrower proves were caused by (A) Issuing Bank’s willful misconduct, bad faith or gross negligence in determining whether a drawing made under any Letter of Credit complies with the terms and conditions therefor stated in such Letter of Credit or (B) Issuing Bank’s willful misconduct, bad faith or gross negligence in failing to pay under any Letter of Credit after a drawing by the beneficiary thereof strictly complying with the terms and conditions of such Letter of Credit. Without limiting the foregoing, Issuing Bank may accept a drawing that appears on its face to be in order, without responsibility for further investigation. The determination of whether a drawing has been made under any Letter of Credit prior to its expiration or whether a drawing made under any Letter of Credit is in proper and sufficient form shall be made by Issuing Bank in its sole discretion, which determination shall be conclusive and binding upon Borrower to the extent permitted by law. Borrower hereby waives any right to object to any payment made under any Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation, capitalization, spelling or similar matters of form.

(f) Reports of Issuing Bank. Issuing Bank shall on a monthly basis provide to Agent or any Lender such information regarding the Letters of Credit as Agent or such Lender may reasonably request, including the Letters of Credit outstanding, the stated amounts of outstanding Letters of Credit, the expiration dates of outstanding Letters of Credit, the names of the beneficiaries of outstanding Letters of Credit, the amounts of unpaid Reimbursement Obligations and the amounts and times of Drawing Payments and Reimbursement Payments.

(g) Purpose. Borrower shall use Trade Letters of Credit and Standby Letters of Credit solely as provided in clause (ii) of Subparagraph 2.02(a).

2.03 Term Loan Facility.

(a) Term Loan Availability. Subject to the terms and conditions of this Agreement, each Lender severally agrees to advance to Borrower on the Closing Date a term loan under this Paragraph 2.03 (individually, a “Term Loan”) in the principal amount of such Lender’s Term Loan Commitment; provided, however, that the aggregate principal amount of all Term Loans made by all Lenders shall not exceed Fifty Million Dollars ($50,000,000.00) (such amount to be referred to herein as the “Total Term Loan Commitment”). The Term Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Term Loan Proportionate Shares, with the Term Loan Borrowing to be comprised of a Term Loan by each Lender equal to such Lender’s Term Loan Proportionate Share of the Total Term Loan Commitment. Each Lender shall advance its Term Loan in a single advance. Borrower may not reborrow the principal amount of a Term Loan after repayment or prepayment thereof.

(b) Reserved.

(c) Notice of Term Loan Borrowing. Borrower shall request the Term Loan Borrowing by delivering to Agent an irrevocable written notice in the form of Exhibit D, appropriately completed by an Authorized Representative (a “Notice of Term Loan Borrowing”). Borrower shall give the Notice of Term Loan Borrowing to Agent at least two (2) Business Days before the Closing Date. The Notice of Term Loan Borrowing shall be delivered by first-class mail or facsimile to Agent at the office or facsimile number and during the hours specified in Paragraph 8.01; provided, however, that Borrower shall promptly deliver to Agent the original of the Notice of Term Loan Borrowing if initially delivered by facsimile. Agent shall promptly notify each Lender of the contents of the Notice of Term Loan Borrowing.

(d) Term Loan Interest Rates. Borrower shall pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until the Term Loan Maturity Date, at the following rates per annum:

(i) During such periods as any Portion of such Term Loan is a Base Rate Portion, at a rate per annum on such Portion equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii) During such periods as any portion of such Term Loan is a LIBOR Portion, at a rate per annum on such Portion equal at all times during each Interest Period for such Portion to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin shall change;

Provided, however, that all Portions of the Term Loans outstanding during the period commencing on the Closing Date and ending three (3) Business Days thereafter shall be Base Rate Portions during such period. The Applicable Margins for Base Rate Portions and LIBOR Portions of Term Loans shall be determined as provided in the pricing grid set forth below (the “Term Loan Pricing Grid”) and may change for each calendar quarter based on the Leverage Ratio as of the last day of the immediately preceding quarter provided that the Applicable Margin for the period from the Closing Date through June 30, 2015 shall be based on the Applicable Margin for a Leverage Ratio greater than 3.50x, as shown below. Each Portion of the Term Loan Borrowing shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof (except to the extent that any lesser Portion results from a mandatory prepayment of the Term Loan Borrowing pursuant to Subparagraph 2.06(c)). No more than seven (7) LIBOR Portions may be outstanding at any time.

Term Loan Pricing Grid

Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
	(basis points)	(basis points)
< 3.00x	200	-0-
≥ 3.00x but ≤ 3.50x	225	25
> 3.50x	250	50

(e) Conversion of Term Loans. Borrower may convert any Portion of the Term Loan Borrowing from one Type of Portion to another Type. Borrower shall request such a conversion by an irrevocable written notice to Agent in the form of Exhibit E, appropriately completed by an Authorized Representative (a “Notice of Term Loan Conversion”), which specifies, among other things:

(i) The Portion of the Term Loan Borrowing which is to be converted;

(ii) The amount and Type of each Portion of the Term Loan Borrowing into which it is to be converted;

(iii) If any Portion of the Term Loan Borrowing is to be converted into a LIBOR Portion, the initial Interest Period selected by Borrower for such Portion in accordance with Subparagraph 2.03(f); and

(iv) The date of the requested conversion, which shall be a Business Day.

Borrower shall give each Notice of Term Loan Conversion to Agent at least three (3) Business Days before the date of the requested conversion in the case of any conversion into LIBOR Portions and at least two (2) Business Days before the date of the requested conversion in the case of any conversion into Base Rate Portions. Each Notice of Term Loan Conversion shall be delivered by first-class mail or facsimile to Agent at the office or to the facsimile number and during the hours specified in Paragraph 8.01; provided, however, that Borrower shall promptly deliver to Agent the original of any Notice of Term Loan Conversion initially delivered by facsimile. Agent shall promptly notify each Lender of the contents of each Notice of Term Loan Conversion.

(f) LIBOR Portion Interest Periods.

(i) The initial and each subsequent Interest Period selected by Borrower for all Portions of a Term Loan Borrowing or a Term Loan consisting of LIBOR Portions shall be thirty (30), ninety (90) or one hundred eighty (180) days as Borrower may specify; provided, however, that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any such Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (C) no such Interest Period shall end after the Term Loan Maturity Date.

(ii) Borrower shall notify Agent by an irrevocable written notice in the form of Exhibit F, appropriately completed by an Authorized Representative (a “Notice of Term Loan Interest Period Selection”), at least three (3) Business Days prior to the last day of each Interest Period for the Portions of a Term Loan Borrowing or a Term Loan consisting of LIBOR Portions of the Interest Period selected by Borrower for the next succeeding Interest Period for such Portions. Each Notice of Term Loan Interest Period Selection shall be given by first-class mail or facsimile to Agent at the office or to the facsimile number and during the hours specified in Paragraph 8.01; provided, however, that Borrower shall promptly deliver to Agent the original of any Notice of Term Loan Interest Period Selection initially delivered by facsimile. If Borrower fails to notify Agent of the next Interest Period for the LIBOR Portions in any such Term Loan Borrowing or Term Loan in accordance with this clause (ii) of Subparagraph 2.03(f), such Portions shall automatically convert to LIBOR Loans having an Interest Period of thirty (30) days on the last day of the current Interest Period therefor.

(g) Scheduled Term Loan Payments. Borrower shall repay the principal amount of the Term Loans in twenty-eight (28) quarterly installments payable on the last day in each March, June, September and December (commencing June 30, 2015, and on the Term Loan Maturity Date) (each such date to be referred to herein as a “Term Loan Installment Date”). The quarterly installments of principal shall be in the amount of ONE MILLION FORTY-ONE THOUSAND SIX HUNDRED SIXTY-SEVEN AND NO/100 DOLLARS ($1,041,667.00); provided, however, that the principal payment due on the Term Loan Maturity Date shall be in the amount necessary to pay all remaining unpaid principal, interest and all other charges owing on all Term Loans. Borrower shall pay accrued interest on the unpaid principal amount of the Term Loans in arrears: (A) in the case of Base Rate Portions, on the last Business Day in each calendar month; (B) in the case of LIBOR Portions: (1) on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period) and (2) upon prepayment (to the extent thereof); and (C) in the case of all Term Loans, on the Term Loan Maturity Date.

(h) Purpose. Borrower shall use the proceeds of the Term Loans to refinance existing debt of Borrower and its Subsidiaries and to pay other costs related to the Acquisition.

2.04 Additional Commitment Reductions, Etc.

(a) Optional Reduction or Cancellation of Commitments. Borrower may, upon three (3) Business Days written notice to Agent, permanently reduce the Total Revolving Loan Commitment by the amount of Five Hundred Thousand Dollars ($500,000.00) or an integral multiple thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:

(i) Borrower may not reduce the Total Revolving Loan Commitment if, after giving effect to such reduction, the aggregate principal amount of all Revolving Loans then outstanding, the aggregate amount available for drawings under all Letters of Credit then outstanding, and the aggregate amount of all Reimbursement Obligations then outstanding (such sum to be referred to herein as the “Outstanding Revolving Facilities Credit”) would exceed the Total Revolving Loan Commitment as so reduced; and

(ii) Borrower may not cancel the Total Revolving Loan Commitment if, after giving effect to such cancellation, any Revolving Loan, Letter of Credit or Reimbursement Obligation would remain outstanding.

(b) Effect of Commitment Reductions. From the effective date of any reduction of the Total Revolving Loan Commitment, the Unused Commitment Fees payable pursuant to Subparagraph 2.05(c) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced. Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of Agent and all Lenders.

Any reduction of the Total Revolving Loan Commitment pursuant to this Paragraph 2.04 shall be applied ratably to reduce each Lender’s Revolving Loan Commitment in accordance with clause (i) of Subparagraph 2.10(a).

2.05 Fees.

(a) Arrangement Fee. Borrower shall pay to Agent on the Closing Date, for its own account, an arrangement fee (the “Arrangement Fee”) as set forth in the Fee Letter.

(b) Commitment Fee. Borrower shall pay to Agent on the Closing Date, for the ratable benefit of the Lenders as provided in clause (vi) of Subparagraph 2.10(a), the unpaid balance of a nonrefundable commitment fee (the “Commitment Fee”) equal to one-half of one percent (0.50%) of the sum of the Total Credit, less that portion of the Commitment Fee in the amount of $137,500.00 paid by Borrower upon acceptance of the commitment for the Senior Credit Facilities.

(c) Unused Commitment Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders as provided in clause (vi) of Subparagraph 2.10(a), a quarterly non-refundable fee on the Unused Commitment (the “Unused Commitment Fee”) for the period beginning on the Closing Date and ending on the Revolving Loan Maturity Date equal to the product of: (i) the daily average Unused Commitment during the applicable quarter, and (ii) the basis points determined based on the Leverage Ratio as of the last day of the immediately preceding quarter pursuant to the pricing grid below (the “Unused Commitment Fee Pricing Grid”). Borrower shall pay the Unused Commitment Fee quarterly in arrears within three (3) Business Days following the last day in each calendar quarter and on the Revolving Loan Maturity Date.

Unused Commitment Fee Pricing Grid

Leverage Ratio	Basis Points
< 3.00x	25
≥ 3.00x but ≤ 3.50x	37.5
> 3.50x	50

(d) Agent Fee. The Borrower shall pay to Agent an annual agent fee (the “Agent Fee”) in the amount set forth in the Fee Letter for the administration of the Senior Credit Facilities on behalf of the Lenders. The Agent Fee will be due and payable annually, commencing on the date which is one (1) year after the Closing Date and on the date the Senior Credit Facilities are terminated if such termination occurs prior to the Term Loan Maturity Date. The Agent Fee shall be payable to the Agent for its own account.

(e) Letter of Credit Fees.

(i) Standby Letter of Credit Usage Fees. Borrower shall pay to Agent, for the ratable benefit of the Lenders as provided in clause (vii) of Subparagraph 2.10(a), nonrefundable letter of credit fees for the Standby Letters of Credit (the “Standby LC Usage Fees”) equal to the Standby LC Fee Rate on the daily average available amount of each Standby Letter of Credit for the period beginning on the date such Standby Letter of Credit is issued and ending on the date such Standby Letter of Credit expires. The Standby LC Fee Rate shall be equal to the standard Standby LC Fee Rate then in effect and charged by Issuing Bank. Borrower shall pay the Standby LC Usage Fees quarterly in arrears within three (3) Business Days following the last day in each calendar quarter and, if any Standby Letter of Credit remains outstanding on the Revolving Loan Maturity Date, then also on the date the last outstanding Standby Letter of Credit expires.

(ii) Trade Letter of Credit Usage Fees. Borrower shall pay to Agent, for the ratable benefit of the Lenders as provided in clause (vii) of Subparagraph 2.10(a), nonrefundable letter of credit fees for the Trade Letters of Credit (the “Trade LC Usage Fees”) equal to the Trade LC Fee Rate on the daily average available amount of each Trade Letter of Credit for the period beginning on the date such Trade Letter of Credit is issued and ending on the date such Trade Letter of Credit expires. The Trade LC Fee Rate shall be equal to the standard Trade LC Fee Rate then in effect and charged by the Issuing Bank. Borrower shall pay the Trade LC Usage Fees quarterly in arrears within three (3) Business Days following the last day in each calendar quarter and, if any Trade Letter of Credit remains outstanding on the Revolving Loan Maturity Date, then also on the date the last outstanding Trade Letter of Credit expires.

(iii) Letter of Credit Issuance Fees. Borrower shall pay to Agent, for the sole benefit of Issuing Bank, nonrefundable issuance fees for the Letters of Credit (the “LC Issuance Fees”) equal to the Issuing Bank’s then current standard issuance fee rate for a trade or standby letter of credit, as applicable. Borrower shall pay the LC Issuance Fees for each Letter of Credit in advance on the date of issuance of such Letter of Credit.

(iv) Other Letter of Credit Fees. In addition to the Standby LC Usage Fees, the Trade LC Usage Fees and the LC Issuance Fees, Borrower shall pay to Agent, for the benefit of Issuing Bank, other standard fees of Issuing Bank for issuance of, drawings under, transfers of and amendments to any Letter of Credit and other administrative actions performed by Issuing Bank in connection with any Letter of Credit, payable at such times and in such amounts as are consistent with Issuing Bank’s standard fee policy at the time of such amendment or other action.

2.06 Prepayments.

(a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Subparagraph 2.06(b), a mandatory prepayment required by Subparagraph 2.06(d) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including, without limitation, a prepayment upon acceleration), Borrower shall pay to the Agent for the benefit of the Lenders which made such Loan (i) all accrued interest to the date of such prepayment on the amount prepaid, and (ii) if such prepayment is the prepayment of a LIBOR Loan or a LIBOR Portion on a day other than the last day of an Interest Period for such Loan or Portion, all amounts payable to such Lender pursuant to Paragraph 2.13.

(b) Optional Prepayments. At its option, Borrower may, upon five (5) Business Days’ notice to Agent, prepay any Borrowing in part, in an aggregate principal amount of $1,000,000.00 or more in the case of the Term Loan Borrowing or $100,000.00 or more in the case of a Revolving Loan Borrowing, or in whole.

(c) Prepayment Fee. Upon a prepayment in part or in whole of any Term Loan Borrowing made pursuant to Subparagraph 2.06(b) or any prepayment in part or in whole of any Term Loan Borrowing upon acceleration as a result of an Event of Default, Borrower shall pay a prepayment fee equal to one percent (1%) of the principal amount so prepaid. “Prepayment”, as used in this Paragraph 2.06(c) only, means any accumulated, unscheduled principal reduction of the original principal amount of the Borrowings (not including the Excess Cash Flow Recapture).

(d) Mandatory Prepayments. Borrower shall prepay the Loans as follows:

(i) One hundred percent (100%) of the cash proceeds of all sales of tangible assets (other than obsolete, surplus or worn out equipment) by Borrower or any Subsidiary of Borrower not in the ordinary course of business and with a purchase price greater than $2,000,000.00, net of the ordinary and reasonable costs of closing such sale and net of debt directly related to such asset sold and that is repaid in connection with the closing of the sale of such asset. For purposes of determining if the $2,000,000.00 threshold has been met, all such sales within any rolling 3-month period shall be aggregated. Such mandatory prepayment shall be due within ten (10) Business Days of the closing of such sale, and all such prepayments from net sales proceeds shall be applied to the outstanding principal balance of the Term Loan Facility payable by Borrower on the then remaining Term Loan Installment Dates, in inverse order of maturity.

(ii) One hundred percent (100%) of the net cash proceeds of any casualty, condemnation or insurance proceeds received by Borrower or any Subsidiary of Borrower, to the extent that such casualty, condemnation or insurance proceeds are not utilized to repair the affected asset or reinvested in a replacement asset in either case within one hundred eighty (180) days after the applicable casualty or condemnation. Such mandatory prepayment shall be due within one hundred eighty (180) days of the receipt of such proceeds and all such repayments from such proceeds shall be applied to the outstanding principal balance of the Term Loan Facility payable by Borrower on the then remaining Term Loan Installment Dates, in inverse order of maturity.

(iii) If, for Koko`oha’s fiscal year ending December 31, 2015 or any fiscal year thereafter, Koko`oha and its Subsidiaries have Excess Cash Flow based on the annual fiscal year end audited financial statements for such fiscal year, within one hundred and eighty (180) days after the such fiscal year end Borrower shall prepay the Term Loan Facility in an aggregate principal amount equal to (1) fifty percent (50%) of such Excess Cash Flow if the Leverage Ratio is equal to or greater than 4.50 to 1.00, (2) twenty percent (20%) of such Excess Cash Flow if the Leverage Ratio is less than 4.50 to 1.00 but equal to or greater than 2.50 to 1.00, or (3) zero percent (0%) of such Excess Cash Flow if the Leverage Ratio is less than 2.50 to 1.00 (“Excess Cash Flow Recapture”), with all mandatory prepayments made by Borrower pursuant to this clause (iii) applied to the outstanding principal balance of the Term Loans payable by Borrower on the then remaining Term Loan Installment Dates, in inverse order of maturity.

(iv) Upon receipt of a report pursuant to clause (vi) of Subparagraph 5.01(a) projecting non-compliance with any financial covenant set forth in Paragraph 5.03 based on the expiration or termination of any lease, license or permit, the Agent may, upon fifteen (15) days prior written notice, require Borrower to make a mandatory prepayment of the Term Loans in an amount sufficient to bring Borrower into compliance with such financial covenant. If any mandatory prepayment is required as a result of the expiration or termination of any lease, license or permit, the quarterly installment of principal due under the Term Loans will be reduced by an amount equal to: (1) the amount of the mandatory prepayment under this clause (iv), (2) divided by the number of calendar quarters then remaining in an assumed amortization period of twelve (12) years which commenced on the Closing Date.

(e) Other Prepayment Application Requirements. All prepayments made by Borrower which are applied to the Term Loan Facility shall reduce the aggregate principal amount payable by Borrower on the then remaining Term Loan Installment Dates, in inverse order of maturity, except as provided in clause (iv) of Subparagraph 2.06(d). Without modifying the order of application of prepayments set forth above:

(i) All prepayments of the Revolving Loans shall, to the extent possible, be first applied to prepay Base Rate Loans and then, if any funds remain, to prepay LIBOR Loans. Unless an Event of Default has occurred and is continuing, Borrower may select the Revolving Loan Borrowings against which any such prepayments of LIBOR Loans are to be applied.

(ii) All prepayments of the Term Loans shall, to the extent possible, be first applied to prepay Base Rate Portions and then, if any funds remain, to prepay LIBOR Portions. Unless an Event of Default has occurred and is continuing, Borrower may select the LIBOR Portions against which any such prepayments are to be applied.

2.07 Joint and Several; Other Payment Terms.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally, absolutely and unconditionally, obligated for all Obligations and hereby waives all defenses based on suretyship or impairment of collateral, including without limitation: (i) any and all forbearances and extensions of the time of payment (including multiple extensions for longer than the original period) or for performance of any other obligation to be performed by Borrower under any of the Credit Documents or Swap Documents; (ii) any and all changes in the terms, covenants and conditions in any of the Credit Documents or Swap Documents hereafter made or granted; (iii) the application by Agent or any Lender or Counterparty of all payments on account of the Obligations, from any source, in any manner deemed to be in the best interest of such Lender or Counterparty, including the application of payments on a “last-in-first-out basis”; (iv) the Agent’s or any Lender’s or Counterparty’s failure to obtain or perfect or foreclose the lien on or security interest in any Collateral that the Borrower anticipated that the Agent or any Lender or Counterparty would obtain; (v) any and all substitutions, exchanges or releases of all or any part of the security for the payment of the Obligations; (vi) any failure of the Agent or any Lender or Counterparty to make collection from or pursue or enforce any particular right or remedy against the other Borrower or any other Person or any Collateral; (vii) waivers of any of the terms, covenants or conditions set forth in any of the Credit Documents or the Swap Documents; (viii) any defense, counterclaim, setoff or crossclaim, or any defense (legal or equitable) including but not limited to failure of consideration, breach of warranty, fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury, which any Borrower has or could assert with respect to the Obligations; and (ix) any other cause, whether similar or dissimilar to the foregoing, it being the intention hereof that each Borrower shall remain liable as principal for the payment and satisfaction of the Obligations until the Obligations shall have been fully paid and fully satisfied, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of such Borrower.

(b) Place and Manner. Except as otherwise expressly provided herein, Borrower shall make all payments due to each Lender hereunder by payments to Agent, for the account of such Lender and such Lender’s Applicable Lending Office, at Agent’s office, located at the address specified in Paragraph 8.01, in lawful money of the United States and in same day or immediately available funds not later than 10:00 a.m. on the date due. Agent shall promptly disburse to each Lender each such payment received by Agent for such Lender.

(c) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(d) Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Credit Documents (including, without limitation, principal or interest payable on any Loan, Reimbursement Payments or interest thereon, any fees or other amounts) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at the per annum rate which would then be applicable to Base Rate Loans plus two hundred (200) basis points, such rate to change from time to time as the Base Rate or Applicable Margin shall change.

(e) Application of Payments. Unless otherwise specified herein or in the other Credit Documents, all payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents, third to any unpaid Reimbursement Obligations and finally to reduce the principal amount of outstanding Loans.

(f) Failure to Pay Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to any Lender hereunder that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to the appropriate Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent Borrower shall not have so made such payment in full to Agent, each such Lender shall repay to Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the Federal Funds Rate. A certificate of Agent submitted to any Lender with respect to any amounts owing by such Lender under this Subparagraph 2.07(f) shall be conclusive absent manifest error.

2.08 Notes and Interest Account.

(a) Revolving Loan Notes. The obligation of Borrower to repay the Revolving Loans made by each Lender and to pay interest thereon at the rates provided herein shall, if requested by such Lender, be evidenced by a promissory note in the form of Exhibit G (individually, a “Revolving Loan Note”) which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Revolving Loan Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Lender and of each payment or prepayment of principal thereon made by Borrower, and agrees that all such notations shall constitute prima facie evidence of the matters noted. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary.

(b) Term Loan Notes. The obligation of Borrower to repay the Term Loan made by each Lender and to pay interest thereon at the rates provided herein shall, if requested by such Lender, be evidenced by a promissory note in the form of Exhibit H (individually, a “Term Loan Note”) which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Term Loan, (iii) dated the Closing Date and (iv) otherwise appropriately completed.

(c) Interest Account. Borrower authorizes Agent to record in an account or accounts maintained by Agent on its books (the “Interest Account”) (i) the interest rates applicable to all Loans and Portions and the effective dates of all changes thereto, (ii) the Interest Period for each LIBOR Loan and LIBOR Portion, (iii) the date and amount of each principal and interest payment on each Loan and Portion and (iv) such other information as Agent may determine is necessary for the computation of interest payable by Borrower hereunder.

2.09 Loan Funding, Etc.

(a) Lender Funding and Disbursement to Borrower. Each Lender shall, before 9:00 a.m. on the date of each Borrowing which includes Loans to be made by such Lender, make available to Agent at its office specified in Paragraph 8.01, in same day or immediately available funds, such Lender’s pro rata share of such Borrowing. Except as otherwise provided with respect to Revolving Loan Borrowings initiated by Agent pursuant to clause (iii) of Subparagraph 2.02(d), after Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section III, Agent will promptly disburse such funds in same day or immediately available funds to Borrower. Unless otherwise directed by Borrower, Agent shall disburse the proceeds of each Borrowing to Borrower by disbursement to the account or accounts specified in the applicable Notice of Borrowing.

(b) Lender Failure to Fund. Unless Agent shall have received notice from a Lender prior to the date of any Borrowing which includes Loans to be made by such Lender that such Lender will not make available to Agent such Lender’s pro rata share of such Borrowing, Agent may assume that such Lender has made such portion available to Agent on the date of such Borrowing in accordance with Subparagraph 2.09(a), and Agent may, in reliance upon such assumption, make available to Borrower (or otherwise disburse) on such date a corresponding amount. If any Lender does not make the amount of its pro rata share of any Borrowing which includes Loans to be made by such Lender available to Agent on or prior to the date of such Borrowing, such Lender shall pay to Agent, on demand, interest which shall accrue on such amount until made available to Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such Borrowing through the third Business Day thereafter and (ii) the Base Rate thereafter. A certificate of Agent submitted to any Lender with respect to any amounts owing under this Subparagraph 2.09(b) shall be conclusive absent manifest error. If any Lender’s pro rata share of any Borrowing which includes Loans to be made by such Lender is not in fact made available to Agent by such Lender within three (3) Business Days after the date of such Borrowing, Borrower shall pay to Agent, on demand, an amount equal to such pro rata share together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c) Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing or the failure of any Lender to fund its Revolving Loan Proportionate Share of any Drawing Payment shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Borrowing or fund its Revolving Loan Proportionate Share of any Drawing Payment on the date of such funding, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing or fund the Revolving Loan Proportionate Share of any Drawing Payment to be funded by such other Lender on the date of such funding.

2.10 Pro Rata Treatment.

(a) Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:

(i) Each Revolving Loan Borrowing, each reduction of the Total Revolving Loan Commitment, and participations in each Letter of Credit and any Drawing Payment shall be made or shared among the Lenders pro rata according to their respective Revolving Loan Proportionate Shares; and the Term Loan Borrowing shall be made by the Lenders pro rata according to their respective Term Loan Proportionate Shares;

(ii) Each payment of principal of Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans so made or funded by such Lenders;

(iii) Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(iv) Each Reimbursement Payment and interest payable by Borrower thereon shall be shared among the Lenders (including Agent) which made or funded the applicable Drawing Payment pro rata according to the respective amounts of such Drawing Payment so made or funded by such Lenders;

(v) Each payment of Commitment Fees shall be shared among the Lenders pro rata according to their respective Revolving Loan Proportionate Shares;

(vi) Each payment of Unused Commitment Fees shall be shared among the Lenders pro rata according to (A) their respective Revolving Loan Proportionate Shares, and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which Lender so became a Lender;

(vii) Each payment of Standby LC Usage Fees and Trade LC Usage Fees shall be shared among the Lenders (including Agent in its capacity as a Lender) pro rata according to (A) their respective Revolving Loan Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;

(viii) Each payment of interest (other than interest on Loans) shall be shared among the Lenders and Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and Agent and (B) the dates on which such amounts became owing to such Lenders and Agent; and

(ix) All other payments under this Agreement and the other Credit Documents shall be for the benefit of the Person or Persons specified.

(b) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Loans or Reimbursement Obligations owed to it in excess of its ratable share of payments on account of such Loans or Reimbursement Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders entitled to such payments such participations in the Loans or Reimbursement Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Subparagraph 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation; provided, however, that with respect to any participation, in no event shall Borrower be obligated to make duplicate payments to Lenders and any participants.

2.11 Change of Circumstances.

(a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan or LIBOR Portion, Agent shall determine that (i) the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) the rates of interest for such LIBOR Loans or LIBOR Portions, as the case may be, do not adequately and fairly reflect the cost to the Lenders of making or maintaining such LIBOR Loans or LIBOR Portions, Agent shall immediately give notice of such condition to Borrower and the Lenders. After the giving of any such notice and until Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to LIBOR Loans or LIBOR Portions shall be suspended. Any LIBOR Loans or LIBOR Portions outstanding at the commencement of any such suspension shall, unless fully repaid, be converted at the end of the then current Interest Period for such LIBOR Loans or LIBOR Portions into Base Rate Loans or Base Rate Portions, as the case may be, unless such suspension has then ended.

(b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority and regardless of the date enacted, adopted or issued: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives there under or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan or LIBOR Portion, such Lender shall immediately notify Agent and Borrower of such Change of Law. Upon receipt of such notice, (i) Borrower’s right to request the making of or conversion to, and such Lender’s obligation to make or convert to, LIBOR Loans or LIBOR Portions shall be terminated, and (ii) Borrower shall, at the request of such Lender, either (A) pursuant to Subparagraph 2.01(d) or Subparagraph 2.03(e), as the case may be, convert any such then outstanding LIBOR Loans or LIBOR Portions of such Lender into Base Rate Loans or Base Rate Portions, as the case may be, at the end of the current Interest Period for such LIBOR Loans or LIBOR Portions, or (B) immediately repay or convert any such LIBOR Loans or LIBOR Portions if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans or LIBOR Portions. Any conversion or prepayment of LIBOR Loans or LIBOR

Portions made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans or LIBOR Portions shall not be deemed a prepayment thereof for purposes of Paragraph 2.13. After any Lender notifies Agent and Borrower of such a Change of Law and until such Lender notifies Agent and Borrower that it is no longer unlawful or impossible for such Lender to make or maintain any LIBOR Loan or LIBOR Portion, all Revolving Loans and all Portions of the Term Loan of such Lender shall be Base Rate Loans and Base Rate Portions, respectively.

(c) Increased Costs. If, after the date of this Agreement, any Change of Law:

(i) Shall subject any Lender to any Tax, duty or other charge with respect to any Loan or Portion, or shall change the basis of taxation of payments by Borrower to any Lender on a Loan or Portion or in respect to a Loan or Portion under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii) Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans or Portions), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any Loan or Portion; or

(iii) Shall impose on any Lender any other condition related to any Loan or Portion or such Lender’s Commitments;

And the effect of any of the foregoing is to increase the actual cost to such Lender of making, renewing, or maintaining any such Loan or Portion or such Lender’s Commitments or to reduce any amount receivable by such Lender hereunder, then Borrower shall from time to time, within ten (10) days after demand by such Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the calculation of the amount demanded), pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate as to the amount of such increased costs or reduced amounts submitted by such Lender to Borrower shall be conclusive, absent manifest error. The obligations of Borrower under this Subparagraph 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.

(d) Capital Requirements. If, after the date of this Agreement, any Lender determines that any generally applicable Change of Law affecting such Lender regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital, as allocated to the Loans, the Letters of Credit, the Commitments or this Agreement to a level below that which Lender could have achieved but for such Change in Law (taking into account such Lender’s policies with respect to capital adequacy), Borrower shall pay to such Lender, within ten (10) days after demand of such Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the calculation of the amount demanded), such amounts as such Lender shall determine are necessary to compensate such

Lender for any such reduction suffered. A certificate of any Lender setting forth in reasonable detail the computation of any such amount delivered by such Lender to Borrower shall be conclusive, absent manifest error.

(e) Mitigation. As promptly as practical after any Lender becomes aware of (i) any Change of Law or other circumstances will make it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or LIBOR Portion or (ii) any obligation by Borrower to pay any amount pursuant to Subparagraph 2.11(c) or Subparagraph 2.11(d), such Lender shall notify Borrower and Agent (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Agent). Each Lender affected by any Change of Law or any other circumstances which makes it unlawful or impossible for such Lender to make or maintain any LIBOR Loan or LIBOR Portion or to which Borrower is obligated to pay any amount pursuant to Subparagraph 2.11(b), Subparagraph 2.11(c) or Subparagraph 2.11(d) shall use reasonable commercial efforts (including changing the jurisdiction of its Applicable Lending Office) to avoid the effect of such Change of Law or to avoid or materially reduce any amounts which Borrower is obligated to pay pursuant to Subparagraph 2.11(b), Subparagraph 2.11(c) or Subparagraph 2.11(d) if, in the reasonable opinion of such Lender, such efforts would not be disadvantageous to such Lender or contrary to such Lender’s normal banking practices.

(f) Nondiscrimination. Each Lender agrees that, in the event that it submits any demand for payment under this Paragraph 2.11, it shall, as part of making such demand, certify to Borrower that, to the best of such Lender’s knowledge, it is concurrently making similar demands of other customers similarly situated to the extent such Lender has the right to make such demand.

2.12 Taxes on Payments.

(a) Payments Free of Taxes. All payments made by Borrower under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes in lieu of net income taxes or FATCA related taxes imposed on Agent or any Lender by its jurisdiction of incorporation, the jurisdiction in which its Applicable Lending Office is located or any political subdivision of either such jurisdiction or the United States or any state or political subdivision thereof) (all such non excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). Subject to Subparagraph 2.12(c), if any Taxes are required to be withheld from any amounts payable to Agent or any Lender hereunder or under the other Credit Documents, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure. The obligations of Borrower, Agent and each Lender under this Paragraph 2.12 shall survive the payment and performance of the Obligations and the termination of this Agreement.

(b) Mitigation. Agent or any Lender claiming any additional amounts payable pursuant to this Paragraph 2.12 (or clause (i) of Subparagraph 2.11(c)) shall use reasonable commercial efforts to execute and file or provide to Borrower any certificate or document requested from time to time in writing by Borrower (including without limitation executed copies of Internal Revenue Service Forms W-8BEN, W-8ECI, W-8IMY and W-9, or successor forms, reflecting a reduced rate of withholding) or to change the jurisdiction of its Applicable Lending Office if the making of such a filing, provision or such change in the jurisdiction of its Applicable Lending Office would avoid the need for or materially reduce the amount of any such additional amounts which may thereafter accrue and if, in the reasonable opinion of Agent or such Lender in the case of a change in the jurisdiction of its Applicable Lending Office, such change would not be disadvantageous to such Agent or Lender or contrary to Agent’s or such Lender’s normal banking practices.

(c) Refunds. If Agent or any Lender shall become aware that it is entitled to receive a refund in respect of Taxes as to which it has been indemnified by Borrower pursuant to this Paragraph 2.12, it shall promptly notify Borrower of the availability of such refund and shall, within thirty (30) days after receipt of a request by Borrower, apply for such refund at Borrower’s expense. If Agent or any Lender, as applicable, receives a refund in respect of any Taxes as to which it has been indemnified by Borrower pursuant to this Paragraph 2.12, it shall promptly repay such refund to Borrower (to the extent of amounts that have been paid by Borrower under this Paragraph 2.12 with respect to such refund), net of all out-of-pocket expenses (including taxes imposed with respect to such refund) of Agent or such Lender, as applicable, and without interest; provided, however, that Borrower, upon the request of Agent or such Lender, as applicable, agrees to return such refund (plus penalties, interest or other charges) to Agent or such Lender in the event Agent or such Lender is required to repay such refund.

(d) Nondiscrimination. Each Lender agrees that, in the event that it submits any demand for payment under this Paragraph 2.12, it shall, as part of making such demand, certify to Borrower that, to the best of such Lender’s knowledge, it is concurrently making similar demands of other customers similarly situated to the extent such Lender has the right to make such demand.

(e) Tax Returns. Nothing contained in this Paragraph 2.12 shall require Agent or any Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

2.13 Funding Loss Indemnification. If Borrower shall (a) repay, prepay or convert any LIBOR Loan or LIBOR Portion on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), except for a prepayment required pursuant to Subparagraph 2.09(b) or Subparagraph 2.11(b), (b) fail to borrow any LIBOR Loan or LIBOR Portion for which a Notice of Borrowing has been delivered to Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Revolving Loans into LIBOR Loans or any Portion of the Term Loan Borrowing into a LIBOR Portion in accordance with a Notice of Loan Conversion delivered to Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), Borrower shall, upon demand by any Lender, reimburse such Lender and hold such Lender harmless for all costs and net losses incurred by such Lender as a result of such repayment, prepayment or failure. Borrower understands that such costs and losses may include, without limitation, losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund a LIBOR Loan or LIBOR Portion. Each Lender demanding payment under this Paragraph 2.13 shall deliver to Borrower, with a copy to Agent, a certificate setting forth the amount of costs and losses for which demand is made, which certificate shall set forth in reasonable detail the basis for the calculation of the amount demanded. Such a certificate so delivered to Borrower shall constitute prima facie evidence of such costs and losses.

2.14 Replacement of Affected Lenders and Defaulting Lenders. At any time any Lender is an Affected Lender or a Defaulting Lender, Agent may replace such Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to Agent, such bank(s) or financial institution(s) to have commitments in such amounts as shall be reasonably satisfactory to Agent. Upon notice from Agent, such Affected Lender or Defaulting Lender shall assign, pursuant to an Assignment Agreement, its Commitments, its Loans, its Notes and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled (except, in the case of a Defaulting Lender, any amounts which would otherwise be payable to such Defaulting Lender pursuant to Paragraph 2.13 as a result of such assignment being made prior to the last day of an Interest Period for an outstanding LIBOR Loan or LIBOR Portion). Such purchase price shall not be subject to the provisions of Subparagraph 2.10(b). Any such assumption and purchase shall be made in accordance with the provisions of Subparagraph 8.05(c) relating to assignments of Loans and Commitments.

2.15 Security.

(a) Security Agreements, etc. The Obligations shall be secured by the following (which shall ratably secure the Senior Credit Facilities and any Swap except, to the extent applicable, any Excluded Swap Obligation):

(i) Membership Interests/Stock Pledge Agreement(s), in form and content satisfactory to Agent and Lenders in their sole discretion, pledging to Agent for the benefit of Lenders and Counterparty one hundred percent (100%) of the Equity Securities now or hereafter held by (A) Mid Pac in Mid Pac CS, LLC and Inter Island Petroleum, Inc., (B) Inter Island Petroleum, Inc. in Kauai Petroleum Co. Ltd., Senter Petroleum, Inc., Oahu Petroleum, Inc., and Kauai Automated Fuel Service, Inc., (C) Senter Petroleum, Inc. in Island Petroleum, Inc., and (D) Koko`oha in Mid Pac, duly executed by the parties thereto, which Equity Securities shall not be subject to any other Lien, other than transfer restrictions pursuant to applicable law or the governing documents of the issuer of such Equity Securities (the “Membership Interests/Stock Pledge Agreement(s)”);

(ii) A Security Agreement in form and content satisfactory to Agent and Lenders in their sole discretion, granting to Agent for the benefit of Lenders and Counterparty a first lien security interest in all present and future assets of Borrower and its Subsidiaries (subject to such exceptions and qualifications as provided by the Security Agreement) including, without limitation, accounts receivable, revenues, collateral accounts and cash therein (including reserve accounts), inventory, machinery, equipment, contracts, contract rights, trademarks, copyrights, patents, license rights, all government and other regulatory permits (to the extent permitted by law), all insurance policies and proceeds, all condemnation proceeds, general intangibles, and all other personal property and rights, executed by Borrower and its Subsidiaries, as applicable (the “Security Agreement”); and

(iii) ALTA insured Mortgages (to the extent such insurance is available) in form and content satisfactory to Agent and Lenders in their sole discretion granting to Agent for the benefit of Lenders and Counterparty a mortgage and security interest in the fee simple and leasehold properties (including those held under licenses or permits) owned or held by Borrower and its Subsidiaries, and all improvements thereon and personal property used in connection therewith, and an assignment of all rental accrued therefrom, executed by Mid Pac and its Subsidiaries, as applicable (the “Mortgages”).

(b) Further Assurances. Borrower shall deliver to Agent such additional security agreements, pledge agreements, lessor consents and estoppels (containing appropriate lender protection language), warehousemen and bailee letters, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) as Agent may reasonably request to:

(i) Grant, perfect, maintain, protect and evidence security interests in favor of Agent, for the benefit of Agent and the Lenders, in any or all present and future personal property of Borrower prior to the Liens or other interests of any Person, except for Permitted Liens;

(ii) Grant, perfect, maintain, protect and evidence security interests in favor of Agent, for the benefit of Agent and the Lenders, in any or all present and future Equity Securities issued by Mid Pac, Mid Pac CS, LLC and Inter Island Petroleum, Inc. or any other Subsidiaries of the Borrower prior to the Liens or other interests of any Person; or

(iii) Otherwise establish, maintain, protect and evidence the rights provided to Agent, for the benefit of Agent and the Lenders, pursuant to the Membership Interests/Stock Pledge Agreement(s), the Security Agreement, the Mortgage or any other Security Document.

SECTION III. CONDITIONS PRECEDENT.

3.01 Initial Conditions Precedent. The obligations of the Lenders to make the Loans comprising the initial Borrowing and of Agent to issue the initial Letter of Credit are subject to the conditions that:

(a) Receipt by Agent of the final executed Merger Agreement, together with a copy of the Decision and Order published for public comment by the Federal Trade Commission, In the Matter of Par Petroleum Corporation, a corporation (“Decision and Order”), and a copy of the fully executed Articles of Merger between Bogey and Koko`oha (“Articles of Merger”), together with evidence that such Articles of Merger have been submitted for filing with the Hawaii Department of Commerce and Consumer Affairs.

(b) Satisfactory review and acceptance of all environmental due diligence on all assets owned or to be owned by Borrower, including all real property owned or leased by a Borrower or for which Borrower has rights to occupy pursuant to a license or permit, which environmental due diligence shall include without limitation (i) a review of any environmental indemnities provided to Borrower, (ii) review of all insurance coverage of Borrower and its Subsidiaries related to environmental risk, (iii) review of Borrower’s corporate environmental policy, procedures and response protocols pertaining to the operational business risk, identifying current company standards and customary commercial practices within the industry to be performed by a qualified environmental consultant, (iv) delivery and subsequent review of environmental reports and/or investigations of all of the assets of Borrower, including the Assets, completed by a qualified environmental consultant acceptable to Agent, which reports and/or investigations may be reviewed by Agent’s environmental consultants, and (v) probable maximum loss determinations based on environmental assessments acceptable to Agent;

(c) Receipt by Agent of income statement projections for Koko`oha for five (5) years from the Closing Date supported by historical EBITDA, revenue, cost of sales, and operating expenses of Koko`oha, all in form and substance acceptable to Agent;

(d) Receipt and satisfactory review by the Agent of the unaudited pre-Merger Closing consolidated balance sheet of Koko`oha and its Subsidiaries and an unaudited, pro-forma post-Merger Closing balance sheet of Koko`oha and its Subsidiaries reflecting such financial information as the Agent may request all in form and substance acceptable to the Agent;

(e) Receipt of evidence satisfactory to Agent of a minimum of $57,000,000.00 of shareholders’ equity in Bogey;

(f) Receipt and satisfactory review by Agent of all fuel purchase agreements between Borrower or its Subsidiaries and HIE and any other fuel suppliers;

(g) Delivery to, and satisfactory review by, Agent and its counsel of due diligence information from Borrower regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, including but not limited to environmental indemnities to Lenders from Borrower, contingent liabilities and management of Borrower and its Subsidiaries;

(h) Delivery to, and satisfactory review by, Agent of all insurance policies meeting the requirements specified by this Agreement issued to Par Petroleum, and identifying Borrower and its Subsidiaries as named insured, by insurance companies reasonably acceptable to Agent and evidence such policies remain in full force and effect;

(i) Borrower shall have delivered to Agent, at Borrower’s sole expense, an opinion of legal counsel in form and content satisfactory to Agent to the effect that (i) Borrower and its Subsidiaries are duly authorized to execute, deliver and perform each of the Credit Documents, (ii) each of the Credit Documents are legal, valid and binding instruments enforceable against the makers thereof in accordance with their respective terms, and (iii) such other matters incident to the transactions contemplated hereby, as Agent may reasonably request;

(j) Borrower shall have delivered to Agent, on or prior to the Closing Date, each item listed in Schedule 3.01, each in form and substance reasonably satisfactory to Agent and Lenders and with sufficient copies for Agent and each Lender;

(k) No event or condition (including without limitation any pending or threatened litigation, investigation or other proceeding; a change in the financial condition of Borrower or any Guarantor; or a default under any financing agreement, permit, material contract or insurance policy) which is reasonably likely to have a Material Adverse Effect shall have occurred since June 2, 2014 and be continuing on the date of such initial Borrowing or Letter of Credit; and

(l) The absence of any material disruption of, or a material adverse change in conditions in the financial, banking or capital markets in Agent’s reasonable discretion.

3.02 Conditions Precedent to Each Credit Event. The occurrence of each Credit Event (including the initial Borrowing and the initial Letter of Credit) is subject to the further conditions that:

(a) Borrower shall have delivered to Agent the Notice of Borrowing, Notice of Loan Conversion, Notice of Interest Period Selection or LC Application, as the case may be, for such Credit Event in accordance with this Agreement; and

(b) On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i) The representations and warranties of Borrower set forth in the Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true in all material respects as of such date); and

(ii) No Default or Event of Default has occurred and is continuing or will result from such Credit Event.

The submission by Borrower to Agent of each Notice of Borrowing, each Notice of Conversion, each Notice of Interest Period Selection and each LC Application shall be deemed to be a representation and warranty by Borrower as of the date thereon as to the above.

SECTION IV. REPRESENTATIONS AND WARRANTIES.

4.01 Borrower’s Representations and Warranties. In order to induce Agent and the Lenders to enter into this Agreement, Borrower hereby represents and warranties to Agent and the Lenders as follows:

(a) Due Organization, Qualification, etc. Mid Pac (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified to conduct business in the State of Hawaii; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign limited liability company in each jurisdiction where the failure to be so qualified or licensed is reasonably likely to have a Material Adverse Effect. Koko`oha (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed is reasonably likely to have a Material Adverse Effect.

(b) Authority. The execution, delivery and performance by Borrower, Borrower’s Subsidiaries and the Guarantors of each Credit Document to be executed by such Person and the consummation of the transactions contemplated thereby (i) are within the corporate or limited liability company power of such Person and (ii) have been duly authorized by all necessary corporate or limited liability company action on the part of such Person.

(c) Enforceability. Each Credit Document executed, or to be executed, by a Borrower, Borrower’s Subsidiaries or the Guarantors has been, or will be, duly executed and delivered by such Person and constitutes, or will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d) Non Contravention. The execution and delivery by Borrower, Borrower’s Subsidiaries and the Guarantors of the Credit Documents executed by such Person and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to such Person; (ii) violate the organizational documents of such Person; (iii) violate any material provision of, or result in the material breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Person; or (iv) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Person (except such Liens as may be created in favor of Agent for the benefit of the Lenders and Counterparty pursuant to this Agreement or the other Credit Documents).

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by a Borrower or any of Borrower’s Subsidiaries and the performance and consummation of the transactions contemplated thereby except for filings necessary to perfect the security interests granted pursuant to the Credit Documents.

(f) No Violation or Default. Neither Borrower nor any of Borrower’s Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person, where, individually or in the aggregate, such violation or default is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither Borrower nor any of Borrower’s Subsidiaries (A) is in violation of any Hazardous Materials Laws, (B) has any liability under any Hazardous Materials Laws or (C) has received written notice or other written communication of an investigation or, to the knowledge of Borrower, is under investigation by any Governmental Authority having authority to enforce Hazardous Materials Laws, where, in each case, such violation, liability or investigation is reasonably likely to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.

(g) Litigation. No actions, suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower or any of Borrower’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which (i) is reasonably likely (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance of the Credit Documents or the transactions contemplated thereby.

(h) Title to Property; Leases. Borrower and Borrower’s Subsidiaries have good and sufficient title to all properties that individually or in the aggregate are material to the operation of the Retail Business, including all such properties reflected in the most recent financial statements delivered to Agent or purported to have been acquired by Borrower or Borrower’s Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Permitted Liens. All leases that individually or in the aggregate are material are valid and subsisting and are in full force and effect in all material respects.

(i) Financial Statements. The Financial Statements of Koko`oha and its Subsidiaries which have been delivered to Agent, (i) are in accordance with the books and records of Koko`oha, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present the financial condition and results of operations of Koko`oha and its Subsidiaries in all material respects as of the date thereof and for the periods covered thereby. As of the date of each of the Financial Statements of

Koko`oha and its Subsidiaries delivered pursuant to clause (ii) or (iii) of Subparagraph 5.01(a), neither Koko`oha nor any of Borrower’s Subsidiaries has any contingent obligations, liability for taxes or other outstanding obligations which are reasonably likely, in the aggregate, to have a Material Adverse Effect, except as disclosed in such Financial Statements.

(j) No Agreements to Sell Assets; Etc. Other than the obligations under the Merger Agreement, neither Borrower nor any of Borrower’s Subsidiaries has any legal obligation, absolute or contingent, to any Person to sell the assets of Borrower or any of Borrower’s Subsidiaries (other than sales in the ordinary course of business), or to effect any merger, consolidation or other reorganization of Borrower or any of Borrower’s Subsidiaries or to enter into any agreement with respect thereto.

(k) Employee Benefit Plans.

(i) Based on the latest valuation of each Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Code Section 412 that either Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of § 4001 of ERISA did not exceed the aggregate value of the assets of such plan to the extent that it is likely to have a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate has any liability with respect to any post retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage is not reasonably likely to have a Material Adverse Effect.

(ii) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by either Borrower or any ERISA Affiliate of any material liability, fine or penalty which is likely to have a Material Adverse Effect. No Employee Benefit Plan is being audited or investigated by any Governmental Authority or is subject to any pending or threatened claim or suit. Neither Borrower nor any ERISA Affiliate has nor, to the knowledge of Borrower or any ERISA Affiliate, has any fiduciary of any Employee Benefit Plan engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code which is reasonably likely to have a Material Adverse Effect.

(iii) Neither Borrower nor any ERISA Affiliate has any material contingent obligations to any Multiemployer Plan which is likely to have a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(1) Hazardous Materials.

(i) Except as set forth in those certain reports listed on Schedule 7.05 attached hereto, and except as would not reasonably be expected to result in a Material Adverse Effect, the real property owned and/or leased by Borrower or Borrower’s Subsidiaries is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are defined as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “wastes”, “regulated substances”, “industrial solid wastes”, or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”). “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation of the real property owned and/or leased by Borrower or Borrower’s Subsidiaries which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

(ii) Except as set forth in those certain reports listed on Schedule 7.05 attached hereto, and except as would not be reasonably expected to result in a Material Adverse Effect, the real property owned and/or leased by Borrower or Borrower’s Subsidiaries is in compliance with all Requirements of Law relating to the protection of human health and the environment, including, without limitation, all Requirements of Law pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; the Hawaii Occupational Safety and Health Law, Haw. Rev. Stat. Chapter 392, as amended; Haw. Rev. Stat. Chapters 128D (Environmental Response), 149A (Pesticides), 195D (Conservation), 340A (Solid Waste), 340E (Safe Drinking Water), 342B (Air Pollution Control), 342D (Water Pollution), 342F (Noise Pollution), 342H (Solid Waste Pollution), 342J (Hazardous Waste), 342L (Underground Storage Tanks), and 342P (Asbestos), all as amended; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

(iii) There are no claims or actions relating to Hazardous Materials or pursuant to the Hazardous Materials Laws (“Hazardous Materials Claims”) pending or, to the knowledge of Borrower, threatened against Borrower or any of Borrower’s Subsidiaries, or, to the knowledge of Borrower, against the real property owned or leased by Borrower or any of Borrower’s Subsidiaries, by any Governmental Authority or by any other Person which is reasonably likely (alone or in the aggregate) to have a Material Adverse Effect.

(m) Governmental Charges. Borrower and Borrower’s Subsidiaries have filed or caused to be filed all material tax returns which are required by law to be filed by them. Borrower and Borrower’s Subsidiaries have paid, or made provision for the payment of, all taxes and other Governmental Charges which have become due pursuant to said returns or otherwise, except such Governmental Charges, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which are not reasonably likely to have a Material Adverse Effect if unpaid.

(n) Margin Stock. Neither Borrower nor any Borrower Subsidiary owns Margin Stock which, in the aggregate, would constitute a substantial part of the assets of Borrower or a Borrower Subsidiary, and no proceeds of any Loan and no Letter of Credit will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock.

(o) Catastrophic Events. Neither Borrower nor any of Borrower’s Subsidiaries and none of their properties has been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or other casualty that is reasonably likely to have a Material Adverse Effect. As of the Closing Date, there are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or any of Borrower’s Subsidiaries is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate are reasonably likely to have a Material Adverse Effect.

(p) Permits. All permits relating to the operation of the Retail Business, the lack of which would have a Material Adverse Effect, are in full force and effect.

(q) Bankruptcy. No bankruptcy, receivership or similar action or proceeding has been filed and is pending as of the Closing Date by or against Borrower, any of its Subsidiaries, any Guarantor, Par Petroleum or any of its Subsidiaries.

(r) First Lien. The security interests, pledges and mortgages of the Collateral in favor of the Agent constitute valid, perfected (but as to personal property other than Equity Interests, only to the extent such security interest may be perfected by filing a financing statement) and enforceable first liens on the Collateral, subject to such exceptions and qualifications as provided by the applicable Security Document.

(s) Insurance. All insurance policies required pursuant to the Credit Documents have been obtained by Borrower (or on Borrower’s behalf), remain in full force and effect, and are in amounts and types of coverage which are commercially reasonable for the type of business engaged in by the insured, in the same geographic area.

(t) Accuracy of Information Furnished. None of the Credit Documents and none of the other certificates, written statements or written information furnished to Agent or any Lender by any officer of Borrower or any of Borrower’s Subsidiaries in connection with the Credit Documents or the transactions contemplated thereby contains or will contain any materially untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, taken as a whole together with other written information so furnished, in light of the circumstances under which they were made, not misleading. Projections furnished by Borrower are and will be good faith projections of Borrower based upon methods and data Borrower believes to be reasonable and accurate at the time such projections were or are prepared. Agent and Lenders expressly acknowledge, however, that projections are based upon estimates and assumptions about circumstances and events that have not yet taken place and that actual results may vary from projections.

(u) Merger Agreement. All conditions precedent to the closing of the transactions contemplated by the Merger Agreement have been satisfied, including, but not limited to, receipt of all required approvals of Governmental Authorities, and the Merger is effective.

4.02 Reaffirmation. Borrower shall be deemed to have reaffirmed, for the benefit of Agent and Lenders, each representation and warranty contained in Paragraph 4.01 on and as of the date of each Credit Event (except for representations and warranties expressly made as of a specified date, which shall be true as of such date).

SECTION V. COVENANTS.

5.01 Affirmative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations (other than contingent indemnification obligations and other provisions in the Credit Documents that expressly survive the termination thereof), Borrower will comply, and will cause compliance, with the following affirmative covenants, unless Majority Lenders shall otherwise consent to or waive such non-compliance in writing:

(a) Financial Statements, Reports, etc. Borrower shall furnish or cause to be furnished to Agent for each Lender (and Agent shall promptly thereupon furnish to each Lender) the following, each in such form and such detail as Agent shall reasonably request:

(i) As soon as available and in no event later than forty-five (45) days after the last day of each fiscal quarter of Koko`oha, a copy of the Financial Statements of Koko`oha and Koko`oha’s Subsidiaries for such quarter and for the fiscal year to date (prepared on a consolidated and consolidating basis), certified by an Executive Officer of Koko`oha to present fairly the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year end audit adjustments and the possible absence of footnotes);

(ii) As soon as available and in no event later than one-hundred and twenty (120) days after the close of each fiscal year of Koko`oha, (A) copies of the audited consolidated Financial Statements of Koko`oha and Koko`oha’s Subsidiaries for such fiscal year, prepared by an accounting firm acceptable to Agent, and (B) copies of the unqualified opinions (or qualified opinions reasonably acceptable to Agent) and management letters delivered by such accountants in connection with all such Financial Statements;

(iii) Contemporaneously with the quarterly and year-end Financial Statements required by the foregoing clauses (i) and (ii), (A) a certificate of an Executive Officer of Borrower in the form of Exhibit I, appropriately completed (a “Compliance Certificate”) and (B) management’s discussion of Koko`oha’s operations for the period covered by such Financial Statements, including a comparison with Koko`oha’s operations for the corresponding quarter in the immediately preceding fiscal year or with the immediately preceding fiscal year, as the case may be, and a budget variance analysis;

(iv) As soon as possible and in no event later than five (5) Business Days after any officer of Borrower knows of the occurrence or existence of (A) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan; (B) any litigation, suits or claims (including any notices of default) against Borrower or its Subsidiaries including, without limitation with respect to any Contractual Obligation, involving potential monetary damages payable by Borrower or any of its Subsidiaries of $1,000,000.00 or more (alone or in the aggregate) not covered by insurance; (C) any violation or any allegation of a violation by Borrower or Borrower’s Subsidiaries of any Governmental Rule, including without limitation any Hazardous Materials Laws, involving potential penalties, costs or monetary damages payable by Borrower or any of its Subsidiaries of $1,000,000.00 or more (alone or in the aggregate), or any investigation of Borrower or Borrower’s Subsidiaries with respect to an alleged violation of any Governmental Rule by any Governmental Authority having authority to enforce any Government Rules, including without limitation, any Hazardous Materials Laws that is likely to involve potential penalties, costs or monetary damages payable by Borrower or any of its Subsidiaries of $1,000,000.00 or more (alone or in the aggregate); (D) the loss or non-renewal of any Material Contract; (E) any other event or condition which is reasonably likely to have a Material Adverse Effect; or (F) any Default or Event of Default; the statement of an Executive Officer of Borrower setting forth details of such event, condition, Default or Event of Default and the action which Borrower proposes to take with respect thereto;

(v) At least thirty (30) days after the first day of each fiscal year of Borrower, the consolidated operating budget of Koko`oha and its Subsidiaries for such fiscal year, including quarterly cash flow projections and quarterly projections of Koko`oha’s compliance with each of the covenants set forth in Paragraph 5.03;

(vi) At least sixty (60) days prior to the expiration of any leases of, or licenses or permits to use, real property held by Borrower or Borrower’s Subsidiaries (or if any such license or permit is revocable or month-to-month or if the applicable premises is affected by a casualty or condemnation and either party elects to terminate or if there is a termination for any other reason, then promptly upon receipt or giving of a notice of termination) Borrower shall notify Agent and provide financial projections indicating the financial impact of the expiration or termination of any such lease, license or permit on the financial covenants set forth in Section 5.03. The information provided shall include a detailed income statement of the location for which the lease, license or permit is expiring or being terminated, if applicable;

(vii) Such other information relating to compliance by Borrower with the terms of the Credit Documents to which it is a party as any Lender through Agent may from time to time reasonably request; and

(viii) Such other certificates, opinions, statements, documents, operating performance reports and information relating to the operations or condition (financial or otherwise) of Borrower or any of its Subsidiaries, and compliance by Borrower with the terms of this Agreement and the other Credit Documents as any Lender through Agent may from time to time reasonably request.

(b) Books and Records. Borrower shall and shall cause its Subsidiaries to at all times keep proper books of record and account in accordance with good business practices and GAAP.

(c) Inspections. Borrower shall and shall cause its Subsidiaries to permit personnel of Agent or any Lender and, if no Event of Default has occurred and is continuing, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed), any Person designated by Agent or any Lender, upon reasonable notice and during normal business hours, to visit and inspect (which inspection shall not include any invasive environmental sampling unless required by law) any of the properties and offices of Borrower and its Subsidiaries, to examine the books and records of Borrower and its Subsidiaries and make copies thereof and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as Agent or any Lender may reasonably request; provided, however, that (i) Agent and Lenders may not inspect the accounts and inventory of Borrower and its Subsidiaries more than once in each calendar year unless an Event of Default has occurred, (ii) Agent and Lenders shall use reasonable efforts to coordinate their visits and inspections so as not to be unreasonably burdensome to Borrower and (iii) any discussions between a Lender or Agent and Borrower’s auditors or accountants shall be with the right of an officer of Borrower to be in attendance.

(d) Insurance. Borrower shall and shall cause its Subsidiaries to:

(i) Carry and maintain insurance of the types and in the amounts as customarily carried from time to time during the term of this Agreement by others engaged in substantially the same business as such Person, owning properties of the same type as such Person, and operating in the same geographic area as such Person, including, but not limited to:

(1) Property insurance with coverage for all causes of loss, written on the Insurance Service Office (“ISO”) “Special Form” or its equivalent, in amounts not less than the full insurable replacement value of all insurable Collateral, including coverage for windstorm (hurricane) and including the following endorsements, if requested by the Agent: (1) replacement cost coverage; (2) agreed amount; and (3) building ordinance coverage insuring against contingent liability from the operation of laws, statutes, ordinances or regulations concerning the improvements insured, demolition of such improvements and increased cost of construction of such improvements. Additionally, if required by the Agent, the Borrower and its Subsidiaries shall procure a difference-in-conditions policy to include earthquake, backup of sewers and broad collapse coverage with a limit of liability determined to be prudent by the Agent.

(2) An Equipment Breakdown (Boiler and Machinery) insurance policy covering all mechanical and electrical apparatus, pressure vessels, and equipment which are part of the Collateral on a “comprehensive” form for the full replacement cost and including, without limitation, system breakdown, testing and startup.

(3) If Borrower or any of its Subsidiaries constructs any improvements, which such construction is ongoing, a builder’s risk policy covering the construction of such improvements, completed value form, non-reporting, with an amount of coverage equal to 100% of the estimated replacement cost of the improvements upon completion of construction, written on (or provide coverage equal to the coverage provided by) an ALS 1972 policy (including windstorm (hurricane), earthquake and flood coverage, if available), or its equivalent.

(4) Commercial general liability insurance (occurrence form), including coverage, to the extent reasonably available, for premises/operations, independent contractors, contractual liability, personal injury, employees as additional insureds and broad form property damage.

(5) Flood insurance, if and to the extent required by Governmental Rule, naming the Agent as a loss payee.

(6) If requested by the Agent, business income insurance, in amounts reasonably acceptable to Agent.

(7) Environmental insurance in amounts reasonably acceptable to Agent.

(8) Worker’s compensation insurance as required by law and employer’s liability insurance, in amounts reasonably acceptable to Agent.

(9) Commercial Automobile policy providing liability coverage for all owned, non-owned, hired autos and automobile contractual liability, in amounts reasonably acceptable to Agent.

All insurance policies shall: (i) prohibit cancellation by the insurer without at least thirty (30) days’ prior written notice to the Agent except in the case of a notification of cancellation for nonpayment of premium in which case such notice shall be given in writing not less than ten (10) days prior to cancellation, and (ii) contain an agreement by the insurer that the policy constitutes primary insurance. All property insurance policies shall contain a standard mortgagee clause (without contribution) in favor of and acceptable to the Agent naming Agent as an additional insured and loss payee; provided however, that losses for partial damage up to $500,000.00 may be paid or collected without the consent of the Agent. In the event of loss or physical damage to the insured properties, the Borrower shall give immediate notice thereof to the Agent, and the Agent may make proof of the loss if the same is not made promptly by the Borrower or its Subsidiaries. Not less than five (5) days prior to the expiration dates of expiring policies, certificates of insurance evidencing renewal or replacement of such policies of insurance shall be delivered to the Agent, and not more than sixty (60) days after such expiration dates, copies of the policy Declarations page of the renewal or replacement policies of insurance shall be delivered to the Agent. Upon request by Agent, full copies of all policies of such insurance shall be provided to Agent. If the Borrower or its Subsidiaries fail to carry any such insurance or fail to deliver the required certificates, Declarations page, or (if applicable) copies of the policies to the Agent, then the Agent, at its option but without being obligated to do so, may procure such insurance from year to year and pay the premiums therefor, and the Borrower and its Subsidiaries will reimburse the Agent on demand for premiums so paid, with interest thereon from the time of payment at the post-Default floating rate chargeable under this Agreement with respect to a Base Rate Portion of the Term Loan. Agent shall not be responsible for the collection of any insurance proceeds or for the insolvency of any insurer or insurance underwriter. Where reference is made to “amounts reasonably acceptable to Agent,” the amounts of such policies in effect on the date hereof are acceptable amounts to Agent.

(ii) Carry and maintain each policy for such insurance with a company which is rated B+ or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof, and which insurer is reasonably satisfactory to the Agent;

(iii) Deliver to Agent from time to time, as Agent may request, schedules setting forth all insurance then in effect.

This Agreement constitutes, and the Borrower hereby acknowledges, written notice that THE AGENT AND LENDERS MAY NOT MAKE THE GRANTING OF THE LOAN CONTINGENT ON THE BORROWER OR ITS SUBSIDIARIES PROCURING ANY REQUIRED INSURANCE WITH AN INSURANCE COMPANY DESIGNATED BY THE AGENT OR LENDERS.

(e) Governmental Charges. Borrower shall and shall cause its Subsidiaries to promptly pay and discharge when due all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon which, if unpaid, is reasonably likely to have a Material Adverse Effect, except such taxes and other Governmental Charges as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained in accordance with GAAP.

(f) Use of Proceeds. Borrower shall use the proceeds of the Loans and the Letters of Credit only for the respective purposes set forth in Subparagraph 2.01(g), Subparagraph 2.02(g), and Subparagraph 2.03(h). Borrower shall not use any part of the proceeds of any Loan or any Letter of Credit, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve Borrower, any Lender Party or any Agent in a violation of Regulations G, T, U or X issued by the Federal Reserve Board.

(g) General Business Operations. Each Borrower shall and shall cause its Subsidiaries to: (i) preserve and maintain its existence as a limited liability company or as a corporation, as applicable, and all of its material rights, privileges and franchises reasonably necessary to the conduct of its business (provided that Borrower may take any action permitted by Subparagraph 5.02(d) and may dissolve or liquidate any Subsidiary if such dissolution or liquidation is not reasonably likely to have a Material Adverse Effect), (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, the violation of which is reasonably likely to have a Material Adverse Effect, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, (iv) use commercially reasonable efforts to cause to be properly recorded any extensions or renewals of leases which have been encumbered by a Mortgage, and (v) maintain its chief executive office and principal place of business in Hawaii. Notwithstanding, the foregoing, upon five (5) days prior notice to Agent in accordance with Paragraph 8.01, Borrower and any of its Subsidiaries may change its corporate or limited liability company name by filing an amendment to its Articles of Incorporation, Articles of Organization or Certificate of Formation, as applicable, and Borrower shall promptly thereafter provide a copy of such amendment to Agent evidencing such name change to enable Agent to take such action as may be necessary to amend any applicable financing statements.

(h) Separate Operations. Each Borrower shall and shall cause its Subsidiaries to take all reasonable steps necessary to maintain its status as a separate legal entity and to make it manifest to third parties that such Person is an entity with assets and liabilities separate and distinct from its Subsidiaries and any other Affiliates. Without limiting the generality of the foregoing, each Borrower shall and shall cause it Subsidiaries to maintain separate bank accounts from its Affiliates, shall not commingle its funds with the funds of its Affiliates, and shall comply with, and not amend without Agent’s prior written consent, the provisions of its organizational documents relating to the maintenance of the entity as a separate entity.

(i) Certain Post Closing Matters. After the Closing Date, Borrower shall cause all deposit and cash management accounts to be maintained with Agent (provided that any credit card processing service and lock box service accounts may be maintained with other financial institutions if all balances in each such account are swept daily into an account maintained with Agent).

(j) Annual Bank Meetings. At least once during each fiscal year of Borrower, Borrower shall conduct a bank meeting (either telephonically or in person) with representatives of Agent and each of the Lenders wherein representatives of Borrower will report on the financial condition and results of operations of Borrower and its Subsidiaries for the immediately preceding period and report on such other matters as Agents and such Lenders may reasonably request.

(k) Compliance With U.S.A. Patriot Act and Anti-Terrorism Laws. Agent and Lenders hereby notify Borrower that pursuant to the requirements of the U.S.A. Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and their respective policies and practices, Agent and Lenders are required to obtain, verify and record certain information and documentation that identifies Borrower and each principal of Borrower, which information includes the name and address of Borrower and each such principal and such other information that will allow Lender to identify such party in accordance with the Patriot Act. Borrower is not, and will not become a person (individually, a “Prohibited Person” and collectively, “Prohibited Persons”) either listed on the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury (the “OFAC List”) or otherwise subject to any other prohibition or restriction imposed by laws, regulations or executive orders, including Executive Order No. 13224, administered by the Office of the Foreign Asset Control, U.S. Department of the Treasury (collectively the “OFAC Rules”). Borrower (i) is not and will not become owned or controlled by a Prohibited Person, (ii) is not acting and will not act for or on behalf of a Prohibited Person, (iii) is not otherwise associated with and will not become associated with a Prohibited Person, (iv) is not providing and will not provide material, financial or technological support or other services to or in support of acts of terrorism of a Prohibited Person. Borrower will not transfer any interest in Borrower to, or enter into a lease with, any Prohibited Person. Borrower will not enter into any lease or undertake any activities related to this Agreement in violation of the Federal Bank Secrecy Act, 31 U.S.C. § 5311, et seq. or any federal or state laws, including but not limited to, 18 U.S.C. §§ 1956, 1957 and 1960 prohibiting money laundering and terrorist financing (collectively, “Anti-Money Laundering Laws”). Borrower shall provide information as Agent or Lenders may require from time to time to permit Agent and Lenders to satisfy their obligations under the Patriot Act, the OFAC Rules or the Anti-Money Laundering Laws. Borrower shall immediately notify Agent if Borrower has knowledge that any tenant, any principal or any member or beneficial owner of Borrower or any principal of Borrower is or becomes a Prohibited Person or (A) is convicted of, (B) pleads nolo contendere to (C) is indicted on or (D) is arraigned and held over on charges under the Anti-Money Laundering Laws or involving money laundering or predicate crimes to money laundering.

(l) Mortgage of Additional Collateral. If at any time Borrower or any of its Subsidiaries acquires additional interests in or right to use real property (whether a fee simple or leasehold interest or a license, permit or other right to use or occupy), Borrower shall, at Borrower’s expense, use commercially reasonable efforts to promptly provide to Agent or cause its Subsidiaries to use commercially reasonable efforts to provide to Agent an ALTA insured first lien mortgage of such additional interest (or if such interest is solely a permit or other right to use or occupy, then a perfected first lien security interest in such interest), subject only to Permitted Liens of the type described in clause (v) of Subparagraph 5.02(b).

(m) Additional Subsidiaries. If at any time Borrower or any of its Subsidiaries acquires additional Subsidiaries, Borrower shall, at Borrower’s expense, cause such new Subsidiary to execute the Guaranty as an additional Guarantor.

(n) Permits. Borrower shall maintain and cause its Subsidiaries to maintain in full force and effect all authorizations and permits relating to the operation of the Retail Business, the lack of which would have a Material Adverse Effect.

(o) Compliance with Laws. Borrower shall comply and cause it Subsidiaries to comply in all material respects with all Governmental Rules (including Hazardous Materials Laws) applicable to such Person as necessary to avoid a Material Adverse Effect.

(p) Maintenance of Agent’s Lien. Borrower shall and shall cause its Subsidiaries to take such actions as may be necessary to maintain the security interests, pledges and mortgages of the Collateral in favor of the Agent as valid, perfected (but as to personal property other than Equity Interests, only to the extent such security interest may be perfected by filing a financing statement) and enforceable first liens on the Collateral, subject to such exceptions and qualifications as provided by the applicable Security Document.

5.02 Negative Covenants. Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations (other than contingent indemnification obligations and other provisions in the Credit Documents that expressly survive the termination thereof), Borrower will comply, and will cause compliance, with the following negative covenants, unless Majority Lenders shall otherwise consent in writing:

(a) Indebtedness. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except for the following and except as specified in Schedule 5.02(a) (“Permitted Indebtedness”):

(i) The Obligations of Borrower under the Credit Documents;

(ii) Indebtedness under purchase money loans and Capital Leases incurred by Borrower or any of its Subsidiaries to finance the acquisition by such Person of real property, fixtures or equipment provided that in each case, (A) such Indebtedness is incurred by such Person at the time of, or not later than thirty (30) days after, the acquisition by such Person of the property so financed, (B) such Indebtedness does not exceed the purchase price of the property so financed, and (C) the aggregate principal amount outstanding of such Indebtedness shall not exceed $1,000,000.00 at any time;

(iii) Indebtedness arising from the endorsement of instruments for collection in the ordinary course of Borrower’s or a Subsidiary’s business;

(iv) Indebtedness of Borrower and its Subsidiaries under a currency swap arrangement entered into in connection with this Agreement;

(v) Indebtedness of Borrower and its Subsidiaries with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business;

(vi) Indebtedness of Borrower and its Subsidiaries under initial or successive refinancings of any Indebtedness permitted by clause (ii) above, provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced, and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to Lenders than the Indebtedness being refinanced;

(vii) Guaranty Obligations of Borrower for the obligations of buying organizations or purchasing agents acting on behalf of Borrower and its Subsidiaries for purchases of inventory in the ordinary course of Borrower’s and its Subsidiaries’ business, provided that the obligations guaranteed by Borrower arise only in connection with such purchases of inventory on behalf of Borrower and its Subsidiaries;

(viii) Indebtedness of Borrower and its Subsidiaries under Capital Leases of real property;

(ix) Indebtedness of Borrower and its Subsidiaries for trade accounts payable, provided that such accounts arise in the ordinary course of business and are paid in accordance with the applicable terms of the trade accounts, including fuel purchased from HIE in compliance with Paragraph 5.02; and

(x) Other Indebtedness not included in clauses (i)-(ix) of this Subparagraph 5.02(a) of Borrower and its Subsidiaries provided that the aggregate of such other Indebtedness plus the Indebtedness included in clauses (ii),(vi) and (viii) of this Subparagraph 5.02(a) does not exceed $1,000,000.00 during any fiscal year.

(b) Liens. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(i) Liens in favor of Agent securing the Obligations;

(ii) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

(iii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP;

(iv) Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(v) Zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(vi) Liens on the property or assets of any Subsidiary of Borrower in favor of Borrower or any other Subsidiary of Borrower;

(vii) Liens securing the Permitted Indebtedness of Borrower and its Subsidiaries for purchase money loans and under operating leases and Capital Leases, provided that, in the case of each lease, such Lien (A) does not extend to any property other than the property leased pursuant to such lease and (B) does not secure any Indebtedness other than the Permitted Indebtedness under such lease;

(viii) Banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits;

(ix) Liens created under fuel terminalling and storage agreements entered into in the normal course of business;

(x) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens secure only Permitted Indebtedness and do not attach to any assets other than the goods subject to such arrangements; and

(xi) Liens (A) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (B) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

(c) Asset Dispositions. Except for the conveyance of Mid Pac’s fuel inventory held as of the Closing Date in its terminals to HIE, during the term of this Agreement, Borrower and its Subsidiaries shall not sell, lease, transfer, pledge, mortgage, or otherwise dispose of its assets or property, whether now owned or hereafter acquired, except for the following:

(i) Sales of inventory by Borrower and its Subsidiaries in the ordinary course of their businesses;

(ii) Sales of surplus, damaged, worn or obsolete equipment;

(iii) Sales or other dispositions of Investments permitted by Subparagraph 5.02(f) for not less than fair market value;

(iv) Sales or assignments of defaulted receivables to a collection agency in the ordinary course of business;

(v) Subleases and leases or other occupancy agreements of real property, provided that each such sublease or lease or occupancy agreement (A) shall be for a fair market rent and (B) shall have other terms which then would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length;

(vi) Subject to the prior written approval of Agent in its sole discretion, any sale and leaseback of assets or property, provided that, in each case, (A) the sale is for fair market value, (B) the lease is for a fair market rent for sales and leasebacks, and (C) the other terms of the transaction are terms which then would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length;

(vii) Licenses by Borrower of its trademarks, in the ordinary course of its business, provided that, in each case, (A) the license is for a fair market royalty, (B) the other terms of the transaction are terms which then would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length, (C) all steps necessary to perfect Agent’s security interest in the license agreement, royalty payments and other rights of Borrower in connection therewith have been taken and (D) such license does not materially impair Borrower’s right to use the name “Mid Pac” in Hawaii or the value of such name to Borrower in Hawaii; and

(viii) Other sales, leases, transfers, mortgages, pledges, and disposals of assets, provided that the aggregate value of all such property (based upon the greater of the fair market or book value of such property) so sold, leased, transferred, mortgaged, pledged, or otherwise disposed of in any fiscal year does not exceed $1,000,000.00.

(d) Change in Control. There shall not be any change in Control of Borrower or any of its Subsidiaries.

(e) Mergers, Acquisitions, Etc. Neither Borrower nor any of its Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into it, establish any Subsidiary, or acquire Equity Securities in another Person to an extent that it becomes a Subsidiary, or a permit to be sold, assigned, pledged or transferred any interest in Borrower or any of its Subsidiaries, or acquire all or substantially all of the assets of any other Person, except that:

(i) Any wholly owned Subsidiary of Borrower (or any Subsidiary which is wholly-owned except for any voting stock legally required to be held by another Person which is less than one percent (1%) in aggregate of the Subsidiary’s outstanding voting stock) may merge into any other such wholly-owned Subsidiary of Borrower; and

(ii) Any Subsidiary may merge into Borrower provided that Borrower is the surviving corporation and so long as no Event of Default exists at the time of such merger or would result therefrom.

(f) Investments. Neither Borrower nor any of its Subsidiaries shall make any Investment except the following:

(i) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(ii) Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (A) such deposits are denominated in Dollars, (B) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000.00 and (C) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Group or P-l (or its equivalent) by Moody’s Investors Service, Inc.;

(iii) Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Group or P-l (or its equivalent) by Moody’s Investors Service, Inc.;

(iv) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (A) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000.00, (B) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Group or P-l (or its equivalent) by Moody’s Investors Service, Inc., (C) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (i), (ii) or (iii) above and (D) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations; and

(v) Investments by Borrower or its Subsidiaries in their respective wholly-owned Subsidiaries in the ordinary course of business.

(g) Dividends, Redemptions, Etc. Borrower or any of its Subsidiaries may pay dividends or make any Distributions of any kind; purchase, redeem, retire, defease or otherwise acquire any of its Equity Securities; or set apart any sum for any such purpose as long as the payment of such dividend, Distribution, redemption or other transaction:

(i) Shall not result in a change of Control of Borrower; and

(ii) Shall not result in Borrower failing to be in compliance with any of the provisions set forth in Paragraph 5.03 of this Agreement.

(h) Change in Business. Neither Borrower nor any of its Subsidiaries shall engage, either directly or indirectly through Affiliates, in any business substantially different in any material respect from its present business.

(i) ERISA. Neither Borrower nor any ERISA Affiliate shall (i) adopt or institute any defined benefit Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (iii) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan which would subject either Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (iv) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the Code or section 302 of ERISA), (v) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (vi) fail to comply with the requirements of section 4980B of the Code or Part 6 of Title I(B) of ERISA, or (vii) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401 (a)(29) of the Code, where singly or cumulatively, the above would have a Material Adverse Effect.

(j) Subordinated Debt. Borrower shall not make any principal payments on Subordinated Debt.

(k) Transactions With Related Persons or Affiliates. Neither Borrower nor any of its Subsidiaries shall enter into any Contractual Obligation with any Related Person or Affiliate or engage in any other transaction with any Related Person or Affiliate (including without limitation the purchase of fuel from HIE) other than in the ordinary course of business and in all material respects upon terms at least as favorable to Borrower or such Subsidiary as could be obtained in an arm’s length transaction with unaffiliated and unrelated Persons. In addition, except for the obligation to pay HIE for fuel that has been delivered to Borrower or its Subsidiaries pursuant to transactions of the type described above, which purchase obligations may be in excess of $1,000,000.00, individually or in the aggregate, at any time, Borrower and its Subsidiaries shall not engage in any transactions with Related Persons or Affiliates in an amount outstanding on the consolidated balance sheet at any time in excess of $1,000,000.00. In no event may Borrower or any of its Subsidiaries prepay to a Related Person or Affiliate the cost of fuel not delivered.

(l) Accounting Changes. Neither Borrower nor any of its Subsidiaries shall change (i) its fiscal year (currently a calendar year) or (ii) its accounting practices except as permitted by GAAP.

(m) Separate Identity. Neither Borrower nor any of its Subsidiaries shall fail to correct any known misunderstandings of any Person regarding the separate identity of Borrower or its Subsidiaries, or fail either to hold itself out to the public as a legal entity separate and distinct from any other Person, or fail to conduct its business solely in its own name in order not (i) to mislead any other Person as to the entity with which such other Person is transacting business, or (ii) to suggest that Borrower or any of its Subsidiaries is responsible for the debts of any other Person (including any of its Affiliates or Related Persons).

5.03 Financial Covenants. Koko`oha shall maintain Koko`oha’s financial status in accordance with the following:

(a) A maximum Leverage Ratio measured commencing on the Closing Date and building up to a rolling four-quarter basis, as follows, and for each fiscal year, the calculations are measured during and as of the last day of such fiscal year:

Period (during and as of last day of)	Maximum Leverage Ratio
June 30, 2015	5.50 to 1.00
September 30, 2015	5.25 to 1.00
December 31, 2015	5.00 to 1.00
2016 fiscal year	4.75 to 1.00
2017 fiscal year	4.25 to 1.00
2018 fiscal year	4.00 to 1.00
2019 fiscal year	3.50 to 1.00
2020 fiscal year, and at all times thereafter	3.25 to 1.00

(b) A minimum Fixed Charge Coverage Ratio of not less than 1.15: 1.00, to be measured commencing on the Closing Date and building up to a rolling four quarter basis.

(c) A minimum Tangible Net Worth of $12,000,000.00.

(d) The foregoing financial covenants shall be tested on a quarterly basis commencing with the first full fiscal quarter after the Closing Date and calculated on a trailing four-quarter basis. For the first full fiscal quarter following the Closing Date, all financial covenants shall be calculated using the preceding quarter times 4 to annualize. For the second full fiscal quarter following the Closing Date, all financial covenants shall be calculated using the preceding two quarters times 2 to annualize. For the third full fiscal quarter following the Closing Date, all financial covenants shall be calculated using the preceding three quarters times 1.33 to annualize.

5.04 Post-Closing Date Covenants. Schedule 5.04 contains a list of various estoppels, agreements, title insurance and other documents pertaining to leases held by Borrower and its Subsidiaries that were required as a condition precedent to closing of this Agreement, but some of which Borrower was unable to obtain prior to the Closing Date (the “Remaining Title Items”). In consideration of the agreement by Agent and Lenders to waive the requirement that such Remaining Title Items be obtained prior to the Closing Date, Borrower hereby agrees at its sole cost to promptly pursue and use all commercially reasonable efforts to obtain the Remaining Title Items within one hundred twenty (120) days after the Closing Date. As used herein, “commercially reasonable efforts” includes enforcing any contractual obligations of lessors or others to provide the Remaining Title Items. Further, Borrower agrees to provide to Agent, in each case within two (2) Business Days’ of receipt by Borrower, copies of the filed-stamped Articles of Merger, the final issued Decision and Order and, if applicable, any changes to the Agreement Containing Consent Order pursuant to which the Decision and Order is to be issued, and any agreement with the State of Hawaii with respect to the Merger.

SECTION VI. DEFAULT.

6.01 Events of Default. The occurrence or existence of anyone or more of the following shall constitute an “Event of Default” hereunder:

(a) Borrower (i) shall fail to pay when due any principal payment or any Reimbursement Payment, (ii) fail to pay when due any interest payment or any fees payable pursuant to Paragraph 2.07 and such failure shall continue for three (3) Business Days after notice thereof has been given to Borrower by Agent or (iii) shall fail to pay when due any other payment required under the terms of this Agreement or any of the other Credit Documents and such failure shall continue for five (5) Business Days after notice thereof has been given to Borrower by Agent; or

(b) Any written representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by an Authorized Representative or any officer of Borrower to Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents (including the reaffirmations of representations and warranties pursuant to Paragraph 4.02) shall be materially false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(c) Borrower or any of Borrower’s Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part (except for the dissolution of any of Borrower’s Subsidiaries to the extent permitted by Subparagraph 5.01(g)), (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(d) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or any of Borrower’s Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of Borrower’s Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

(e) (i) A final judgment or order for the payment of money in excess of $2,500,000.00 (exclusive of amounts which are covered by (A) insurance issued by an insurer satisfying the rating requirements set forth in Subparagraph 5.01(d), (B) cash reserves of Borrower or (C) rights of indemnification or contribution owed by a credit worthy obligor) shall be rendered against Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed or (ii) any judgment lien, writ, assessment, writ of attachment, tax lien, execution lien or other order of court in aid of execution, garnishment, charging order or any other involuntary lien or similar process in excess of $2,500,000.00 shall be issued or levied against the property of Borrower or any of its Subsidiaries and such lien, writ, assessment, order or process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(f) The Borrower or any of its Subsidiaries shall default or an event of default shall occur with respect to the payment of the principal or interest on any obligation (other than hereunder) for borrowed money beyond any period of grace provided with respect thereto and the aggregate principal amount of any such obligations affected by such default or event of default shall exceed $2,500,000.00, or the Borrower or any of its Subsidiaries shall default or an event of default shall occur beyond any period of grace provided with respect thereto in the performance or observance of any other agreement, term or condition contained in the agreement or indenture pursuant to which any such obligation is created or by which it is secured (other than a technical non-monetary default) and the aggregate amount of such obligation or obligations affected by such default or event of default shall exceed $2,500,000.00 if the effect of such default or event of default is to accelerate, or to permit the acceleration of, the maturity of such obligation; or

(g) Any Material Contract ceases to be in full force and effect prior to its stated termination date and Borrower or its Subsidiary, as applicable, has failed to enter into a one or more contracts in substitution of such Material Contract; or

(h) Any Credit Document or any material term thereof shall cease to be, or be asserted by Borrower or any of Borrower’s Subsidiaries or any Guarantor not to be, a legal, valid and binding obligation of Borrower or the Borrower’s Subsidiary or Guarantor that is a party thereto, enforceable in accordance with its terms, or any party to any Credit Document (other than Agent or a Lender) shall deny any liability thereunder; or

(i) Any Reportable Event occurs which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Employee Benefit Plan, or any Employee Benefit Plan shall be terminated with unfunded liabilities within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Employee Benefit Plan; or

(j) The Agent or Lenders reasonably believe there has been a material impairment of or decrease in Borrower’s ability to pay or perform its Obligations under this Agreement and the other Credit Documents, and such Borrower has not remedied such impairment or decrease to the reasonable satisfaction of the Agent and Lenders within thirty (30) days after notice by Agent, which notice shall state the nature of such impairment and reason(s) for the Agent’s or Lenders’ belief that such impairment is material; or

(k) Borrower fails to comply with the Financial Covenants; or

(l) Borrower or any of its Subsidiaries shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Credit Documents not specifically referenced above, and such failure shall continue for twenty (20) days after notice thereof has been given to Borrower or such Subsidiary by Agent.

(Any of the events or conditions set forth in Subparagraphs 6.01(a)-(l), prior to the giving of any required notice or the expiration of any specified grace period, shall constitute a “Default” hereunder.)

6.02 Cure Right.

(a) If an Event of Default arises under Subparagraph 6.01(k) from Borrower’s failure to comply with Paragraph 5.03 of this Agreement (the “Financial Covenants”), then within ten (10) Business Days after the earlier of (A) Borrower becoming aware that such Event of Default exists and (B) the Agent notifying Borrower of the occurrence of such Event of Default, Par Petroleum or its Affiliates may make cash capital contributions to Borrower (collectively the “Cure Right”), and upon the receipt by Borrower of such cash (the “Specified Equity Contribution” and the amount of such Specified Equity Contribution, the “Cure Amount”) pursuant to the exercise by Par Petroleum or its Affiliates of such Cure Right, Borrower shall immediately use the Cure Amount to repay any outstanding Term Loans. The Cure Amount must be in an amount sufficient to satisfy all covenants prescribed in Paragraph 5.03 for the period being measured, and is to be the greater of the following:

(i) for any default of the Leverage Ratio, the Cure Amount shall be sufficient to reduce the Funded Debt component of the Leverage Ratio to a level sufficient to satisfy the Maximum Leverage Ratio as required pursuant to Subparagraph 5.03(a);

(ii) for any default of the Fixed Charge Coverage Ratio, the Cure

Amount shall be the amount of principal reduction required to satisfy the Minimum Fixed Charge Coverage Ratio as prescribed in Subparagraph 5.03(b) times the years remaining in a twelve (12) year amortization period of the Term Loan commencing on the Closing Date. Thereafter, the regularly scheduled quarterly principal payments on the Term Loan pursuant to Subparagraph 2.03(g) will be reduced by the amount equal to: (A) the amount of the Cure Amount under this clause (ii), (B) divided by the number of calendar quarters then remaining in an assumed amortization period of twelve (12) years which commenced on the Closing Date (the “Revised Principal Payment”); and

(iii) for any default of the Tangible Net Worth covenant, the Cure Amount shall be the amount sufficient to reduce Total Liabilities to a level sufficient to satisfy the minimum Tangible Net Worth as required pursuant to Subparagraph 5.03(c).

(b) After the payment of any Cure Amount in accordance with Subparagraph 6.02(a), the applicable Financial Covenant(s) shall be recalculated giving effect to the relevant adjustments set forth in clauses (i), (ii) and/or (iii) of Subparagraph 6.02(a).

(c) After giving effect to the foregoing recalculations and Specified Equity Contribution, Borrower shall deliver to Agent a Compliance Certificate reflecting the revised calculations of the Financial Covenants for the applicable period, certifying as to the Cure Amount and the date that the specified Equity Contribution was received and then Borrower shall be deemed to have complied with the Financial Covenants as to the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for purposes of this Agreement.

(d) The ability to exercise the Cure Right above will be limited to one (1) occurrence during any twenty-four (24) month period.

(e) If the Cure Amount is received to satisfy a Fixed Charge Coverage Ratio Default, the Revised Principal Payment shall be used for future covenant compliance purposes.

6.03 Remedies. Upon the occurrence or existence of any Event of Default (and as to an Event of Default arising from Borrower’s failure to comply with the Financial Covenants, upon expiration of the ten (10) Business Day period specified in Subsection 6.02(a) without exercise of the Cure Right) and at any time thereafter during the continuance of such Event of Default, Agent may, with the consent of the Majority Lenders, or shall, upon instructions from the Super-Majority Lenders, by written notice to Borrower: (a) terminate the Commitments and the obligations of the Lenders to make Loans or issue Letters of Credit, (b) declare all outstanding Obligations payable by Borrower to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding, and/or (c) direct Borrower to deliver to Agent funds in an amount equal to the aggregate amount available for drawing of all outstanding Letters of Credit. Borrower immediately shall deliver to Agent all funds directed by Agent pursuant to clause (c) above, and Agent shall hold such funds in a non-interest bearing account as additional Collateral for the Obligations. Borrower hereby grants to Agent, for the benefit of the Agent and the Lenders, a security interest in such funds and such account. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Agent may exercise any right, power or remedy permitted to it under any or all of the other Credit Documents or by law, either by suit in equity or by action at law, or both. Immediately after taking any action under this Paragraph 6.03, Agent shall notify each Lender of such action.

SECTION VII. AGENTS AND RELATIONS AMONG LENDERS.

7.01 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender or have any fiduciary duty to any Lender. Notwithstanding anything to the contrary contained herein, Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or applicable law. Neither Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by Borrower contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Credit Document or for any failure by Borrower to perform its obligations hereunder or thereunder. Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys in fact selected by Agent with reasonable care. Neither the Agent or its directors, officers, employees or agents shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, Agent shall take such action with respect to the Credit Documents as shall be directed by the Majority Lenders. The Agent shall promptly furnish to each Lender copies of all material documents, reports, certificates, financial statements and notices furnished to Agent by Borrower; provided, however, that Agent shall not be liable to any Lender for its failure to provide copies of such material documents, reports, certificates, financial statements and notices unless such failure constitutes gross negligence or willful misconduct by the Agent.

7.02 Reliance by Agent. Agent shall be entitled to rely upon any certificate, notice or other document (including any facsimile) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, Agent shall not be required to take any action or exercise any discretion, but Agent shall be required to act or to refrain from acting upon instructions of the Majority Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on Agent and all Lenders.

7.03 Defaults. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received a notice from a Lender or Borrower, referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”. If Agent receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided, however, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

7.04 Indemnification. Without limiting the Obligations of Borrower hereunder, each Lender agrees to indemnify Agent, ratably in accordance with such Lender’s Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Agent’s gross negligence or willful misconduct. Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Paragraph 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement.

7.05 Non Reliance. Each Lender represents that it has, independently and without reliance on Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and Borrower’s Subsidiaries, including, but not limited to, all environmental due diligence and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither Agent nor any Lender shall be required to keep any Lender informed as to the performance or observance by Borrower of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Agent hereunder, neither Agent nor any Lender shall have any duty or responsibility to provide Agent or any Lender with any credit or other information concerning Borrower, which may come into the possession of Agent or any Lender or any of its or their Affiliates.

7.06 Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to the Lenders.

Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent, which, provided that no Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If no successor Agent shall have been appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which (a) shall be a bank having a combined capital, surplus and retained earnings of not less than U.S. $500,000,000.00 and (b) provided that no Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation as Agent, the provisions of this Section VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

7.07 Authorization. Agent is hereby authorized by the Lenders to execute, deliver and perform, each of the Credit Documents to which Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Agent contained in the Credit Documents.

7.08 Agent in Its Individual Capacity. Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower and its Subsidiaries and Affiliates as though such Agent were not an Agent hereunder. With respect to Loans made and Letters of Credit issued by Agent in its capacity as a Lender and/or Issuing Bank, Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it was not an Agent.

SECTION VIII. MISCELLANEOUS.

8.01 Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Borrower, any Lender or Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to Borrower or Agent at its respective facsimile number or address set forth below or, if to any Lender, at the address or facsimile number specified beneath the heading “Address for Notices” under the name of such Lender in Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, upon receipt; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt by the recipient; provided, however, that any notice delivered to Agent under Section II shall not be effective until received by Agent.

Agent:	Bank of Hawaii Corporate Banking Department 130 Merchant Street, 20th Floor Honolulu, Hawaii 96813
Attn: Roderick Peroff Telephone: (808) 694-8286 Facsimile: (808) 694-8301

Borrower:	Koko`oha Investments, Inc. Mid Pac Petroleum, LLC c/o Par Petroleum Corporation 800 Gessner Rd., Suite 875 Houston, Texas 77024 Attn: Geoffrey Beal Telephone: (281) 899-4838 Facsimile: (832) 565-1237

Each Notice of Borrowing, Notice of Loan Conversion, Notice of Interest Period Selection and LC Application shall be given by Borrower to Agent at the address referred to above during Agent’s normal business hours; provided, however, that any such notice or application received by any Agent after 11:00 a.m. on any Business Day shall be deemed received by Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by Borrower to Agent or any Lender to be made by telephone or facsimile, Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by such Agent or Lender is such a person.

8.02 Expenses. Borrower shall pay on demand, whether or not any Loan is made or any Letter of Credit is issued hereunder, (a) all reasonable fees and out-of-pocket expenses, including reasonable attorneys’ fees and expenses, reasonably incurred by Agent in connection with the preparation, negotiation, execution and delivery of, and the exercise of its duties under, the commitment letter dated as of January 27, 2015 between Bogey and Agent and its structuring of, due diligence relating to and syndication of the Senior Credit Facilities; (b) all reasonable fees and out-of-pocket expenses, including reasonable attorneys’ fees and expenses, reasonably incurred by Agent or Lenders in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents as well as in connection with the review and negotiation of any Remaining Title Items, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder; (c) all reasonable fees and out-of-pocket expenses payable to third parties, including reasonable attorneys’ fees and expenses, reasonably incurred by Agent in connection with the exercise of its duties (including permitted audits not exceeding one per calendar year if no Event of Default has occurred) under this Agreement and the other Credit Documents; and (d) all reasonable fees and out-of-pocket expenses, including reasonable attorneys’ fees and expenses, incurred by Agent or any Lender in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Agent’s or the Lenders’ rights and remedies (including all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving Borrower or any of Borrower’s Subsidiaries). As used herein, the term “reasonable attorneys’ fees and expenses” shall include, without limitation, reasonable allocable costs and expenses of Agent’s in house legal counsel and staff.

8.03 Indemnification. To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless each of Agent, Lenders and their Affiliates and their respective directors, officers, employees, agents and advisors (each, an “Indemnitee”) from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with (a) any use by Borrower of any proceeds of the Loans or any Letter of Credit, (b) any violation or alleged violation of any Requirement of Law by Borrower or any of its Subsidiaries or Affiliates, (c) any acquisition or proposed acquisition by Borrower or any of its Subsidiaries of the stock or assets (in whole or in part) of any other Person or (d) the execution, delivery and performance of this Agreement and the other Credit Documents by any of the Indemnitees (unless arising out of any violation by any of the Agent, the Lenders or any of their Affiliates of any applicable law governing its banking powers); except to the extent such liability arises from the willful misconduct or gross negligence of such Indemnitee. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Agent or any Lender believes is covered by this indemnity, Agent or such Lender shall give Borrower prompt written notice of the matter (specifying with reasonable particularity the basis therefor) and an opportunity (but not the obligation) to participate in and defend it, at Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to Agent or such Lender, as the case may be. Any failure or delay of Agent or any Lender to notify Borrower of any such suit, claim or demand as required by this Paragraph 8.03 or to cooperate in the defense thereof shall not relieve Borrower of its obligations under this Paragraph 8.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable. The obligations of Borrower under this Paragraph 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.04 Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and the Majority Lenders; provided, however that:

(a) Any amendment, waiver or consent which (i) amends this Paragraph 8.04; (ii) releases any substantial part of the Collateral; (iii) amends the definition of Majority Lenders or Super-Majority Lenders; (iv) amends Subparagraph 8.05(a); (v) increases the Total Credit at any time or (vi) releases guaranties, if any, must be in writing and signed by all Lenders;

(b) Any amendment, waiver or consent which (i) increases the Revolving Loan Commitment, (ii) extends the Revolving Loan Maturity Date, (iii) reduces the principal of or interest on any Revolving Loan or any fees or other amounts payable for the account of the Lenders hereunder, or (iv) postpones any date fixed for any payment of the principal of or interest on any Revolving Loans or any fees (other than late fees) or other amounts payable for the account of the Lenders hereunder or thereunder, must be in writing and signed by all Lenders obligated to make Revolving Loans; any amendment, waiver or consent which (A) increases the Term Loan Commitment, (B) extends the Term Loan Maturity Date, (C) reduces the principal of or interest on the Term Loan or any fees (other than late fees) or other amounts payable for the account of the Lenders hereunder, or (D) postpones any date fixed for any payment of the principal of or interest on any Term Loan or any fees or other amounts payable for the account of the Lenders hereunder or thereunder, must be in writing and signed by all Lenders obligated to make Term Loans, provided that only the consent of the Majority Lenders shall be required to revoke the application of the default interest rate;

(c) Any amendment, waiver or consent which increases or decreases any Revolving Loan Proportionate Share or Term Loan Proportionate Share of any Lender must be in writing and signed by such Lender;

(d) Any amendment, waiver or consent which increases the LC Commitment or otherwise affects the rights or obligations of Issuing Bank must be signed by Issuing Bank;

(e) Any amendment, waiver or consent which affects the rights or obligations of Agent must be in writing and signed by Agent.

No failure or delay by Agent or any Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

8.05 Successors and Assigns.

(a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of Borrower, the Lenders, Agent, all future holders of the Notes and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of Agent and each Lender. All references in this Agreement to any Person shall be deemed to include all successors and assigns of such Person.

(b) Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents; provided, however, that no Lender may sell a participating interest in its Loans and Commitments which is in a principal amount of less than Five Million and No/100 Dollars ($5,000,000.00). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and Borrower, such Lender shall retain the right to approve amendments and waivers and other voting rights hereunder and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, however, that any agreement pursuant to which any Lender sells a participating interest to a Participant may require the selling Lender to obtain the consent of such Participant in order for such Lender to agree in writing to any amendment of a type specified in clause (i), (ii), (iii) or (iv) of Subparagraph 8.05(b). Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (ii) such rights of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Subparagraph 2.10(b). Borrower also agrees that any Lender which has transferred all or part of its interests in the Commitments and the Loans to one or more Participants shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Paragraph 2.11, Paragraph 2.12, and Paragraph 2.13, as if such Lender had not made such transfer.

(c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell and assign to any Lender, any Affiliate of a Lender or any Person other than the Borrower, its Subsidiaries or Affiliates (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in the form of Exhibit J (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to Agent for its acceptance and recording in the Register; provided, however, that

(i) Without the written consent of Agent (which consent shall not be unreasonably withheld), no Lender may make any Assignment of its Revolving Loan Commitment or Revolving Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Revolving Lender hereunder or an Affiliate thereof;

(ii) Without the written consent of Agent (which consent shall not be unreasonably withheld), no Lender may make any Assignment of its Term Loan Commitment or Term Loan to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof;

(iii) No Lender may make any Assignment of its Revolving Loan Commitment or Revolving Loans which does not assign and delegate an equal pro rata interest in each along with all related rights, duties and obligations of such Lender under this Agreement and the other Credit Documents;

(iv) No Lender may make any Assignment of its Term Loan Commitment or Term Loan which does not assign and delegate an equal pro rata interest in each along with all related rights, duties and obligations of such Lender under this Agreement and the other Credit Documents; and

(v) Unless an Event of Default has occurred and is continuing, no Lender may make any Assignment of its Term Loan Commitment, Term Loan, Revolving Loan Commitment, or Revolving Loans to any Person that (a) is a competitor of, or is engaged in the same or a similar business as, the Borrower or any of its Subsidiaries, or (b) is a majority owner or Affiliate of a competitor of, or company in the same or similar business as, the Borrower or any of its Subsidiaries.

Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender, hereunder with a Revolving Loan Proportionate Share and/or Term Loan Proportionate Share (as the case may be) as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender or Lenders under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender hereunder with a Revolving Loan Proportionate Share and/or Term Loan Proportionate Share (as the case may be) as set forth on Attachment 1 to such Assignment Agreement, or, if after such assignment the Assignor Lender has no Revolving Loan Proportionate Share or Term Loan Proportionate Share, as the case may be, the Assignor Lender shall cease to be a Lender as to such Loan (and shall cease to have any obligations to make any such Loans); provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend Schedule 1 to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which ceases to be a Lender and the resulting adjustment of Revolving Loan Proportionate Shares and/or Term Loan Proportionate Shares arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, Borrower, at its own expense, shall execute and deliver to Agent, in exchange for the surrendered Note or Notes (as the case may be) of the Assignor Lender thereunder, a new Note or Notes (as the case may be) to the order of each Assignee Lender thereunder (with any new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender, and any new Term Loan Note to be in the original principal amount of the Term Loan then held by such Assignee Lender and, if the Assignor Lender is continuing as a Lender hereunder, a new Note or Notes (as the case may be) to the order of the Assignor Lender (with any new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it, and any new Term Loan Note to be in the original principal amount of the Term Loan retained by it. Each such new Note shall be dated the Closing Date and otherwise be in the form of the Note replaced thereby (provided that Borrower shall not be obligated to pay any principal paid or interest accrued prior to the Assignment Effective Date to such Assignee Lender but such accrued interest shall continue to be payable to Assignor Lender). The Notes surrendered by the Assignor Lender shall be returned by Agent to Borrower marked “replaced” or “cancelled”, as appropriate. Each Assignee Lender which was not previously a Lender hereunder and which is not organized under the laws of the United States of America or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to Borrower and Agent those certificates or documents as contemplated in

Subparagraph 2.12(b), as necessary or helpful to certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal taxes (including, without limitation, executed copies of Internal Revenue Service Forms W-8BEN, W-8IMY, or successor forms).

(d) Register. Agent shall maintain at its address referred to in Paragraph 8.01 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Proportionate Shares and Term Loan Proportionate Shares of each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and by Agent to the extent consent is required by Subparagraph 8.06(c)), together with payment to Agent by Assignor Lender of a registration and processing fee of $3,500.00, Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and Borrower. Agent may, from time to time at its election, prepare and deliver to the Lenders and Borrower a revised Schedule I reflecting the names, addresses and respective Revolving Loan Proportionate Shares and Term Loan Proportionate Shares of all Lenders then parties hereto.

(f) FATCA. If a payment made to a Lender under this Agreement or other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

8.06 Setoff; Security Interest.

(a) Setoff. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of Agent but without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set off and apply against any indebtedness, whether matured or unmatured, of Borrower to such Lender, any amount owing from such Lender to Borrower, at or at any time after, the occurrence of any of the above mentioned events, and as security for such indebtedness, Borrower hereby grants to each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrower then or thereafter maintained with such Lender, subject in each case to Subparagraph 2.10(b). To the extent permitted by applicable Governmental Rule, the aforesaid right of set off may be exercised by such Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set off shall not have been exercised by such Lender prior to the occurrence of an Event of Default. Each Lender agrees promptly to notify Borrower after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.

(b) Security Interest. As security for the Obligations, Borrower hereby grants to each Lender, for the benefit of Agent and all Lenders, a continuing security interest in any and all deposit accounts or moneys of Borrower now or hereafter maintained with such Lender. Each Lender shall have all of the rights of a secured party with respect to such security interest.

8.07 Authorized Representative(s). Borrower shall, prior to the Closing Date, and may, from time to time thereafter, designate by the execution and delivery of an Authorization Certificate, one or more individuals who are authorized to act on behalf of Borrower as an “Authorized Representative”. Each Authorized Representative, acting alone, shall have the power to give all notices, approvals, directions and other actions as provided by this Agreement to be given or taken by an Authorized Representative, and all such actions shall be final and binding on Borrower. Agent may rely on the appointment of an Authorized Representative unless and until actual receipt by Agent of a duly authorized resolution substituting a different individual as an Authorized Representative.

8.08 No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.09 Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.10 Jury Trial. EACH OF BORROWER, THE LENDERS AND AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT.

8.11 Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

8.12 Confidentiality. Each Lender and Agent shall use its best efforts not to disclose to any Person any information with respect to Borrower or any of Borrower’s Subsidiaries which is furnished pursuant to this Agreement, except that any Lender or Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other professional advisors and to its Affiliates if such Lender or Agent or such Lender’s or such Agent’s holding or parent company in its sole discretion determines that any such party should have access to such information; (b) to another Lender; (c) if generally available to the public; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender or Agent; (e) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by counsel; (f) to comply with any Requirement of Law applicable to such Lender or Agent; (g) to any Participant or Assignee Lender or any prospective Participant or Assignee Lender, provided that such Person agrees in writing, in form and content satisfactory to Agent, to be bound by the terms of this Paragraph 8.12; or (h) otherwise with the prior consent of Borrower.

8.13 ERISA. If any Lender is, or is acting on behalf of, an ERISA Entity (as defined below), such Lender represents, warrants and covenants that the acquisition and holding of the Notes, throughout the term of the holding by such Lender, will not result in a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code with respect to Borrower. For the purpose of this paragraph, the term “ERISA Entity” shall mean (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA which is subject to Title I of ERISA, (b) a “plan” within the meaning of Section 497 5( e) of the Code, and (c) any person whose assets are deemed to be “plan assets” within the meaning of 29 C.F.R. § 2510.3 10 1.

8.14 Securities Laws. Each Lender represents and warrants that such Lender is not an entity formed to hold Loans or Notes and that it is the present intention of such Lender to acquire each Loan and Note drawn to its order for its own account and not with a view to the distribution or sale thereof, subject, nevertheless, to the necessity that such Lender remain in control at all times of the disposition of property held by it for its own account; it being understood that the foregoing representation and warranty shall not affect the character of the Loans as commercial lending transactions. Each Lender covenants that neither such Lender nor anyone acting on behalf of such Lender will offer any Loan or Note or solicit any offer to acquire any Loan or Note from anyone in violation of the Securities Act of 1933, as amended, or any state securities laws.

[The next page is the first signature page]

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have caused this Agreement to be executed as of the day and year first above written.

BORROWER:	KOKO`OHA INVESTMENTS, INC., a Hawaii corporation

	By:	/s/ Geoffrey Beal
Geoffrey Beal
Its Vice President and Treasurer

MID PAC PETROLEUM, LLC, a Delaware limited liability company

	By:	/s/ Geoffrey Beal
Geoffrey Beal
Its Vice President and Treasurer

[Signature Page 1 of 2 to Credit Agreement]

AGENT:	BANK OF HAWAII, as Administrative and Collateral Agent

	By:	/s/ Roderick Peroff
		Name:	Roderick Peroff
		Title:	Vice President

LENDERS:	AMERICAN SAVINGS BANK, F.S.B., as a Lender

	By:	/s/ Edward Chin
		Name:	Edward Chin
		Title:	First Vice President

CENTRAL PACIFIC BANK, as a Lender

	By:	/s/ Michael Militar
		Name:	Michael Militar
		Title:	Vice President

RAYMOND JAMES BANK, N.A., as a Lender

	By:	/s/ Alexander L. Rody
		Name:	Alexander L. Rody
		Title:	Senior Vice President

BANK OF HAWAII, as a Lender

	By:	/s/ Roderick Peroff
		Name:	Roderick Peroff
		Title:	Vice President

[Signature Page 2 of 2 to Credit Agreement]

EXHIBIT A

NOTICE OF REVOLVING LOAN BORROWING

Bank of Hawaii

130 Merchant Street, 20th Floor

Honolulu, Hawaii 96813

Attention: Mr. Roderick Peroff

This Notice of Revolving Loan Borrowing, executed and delivered this      day of              , 20     , by KOKO`OHA INVESTMENTS, INC., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (collectively, “Borrower”), pursuant to Subparagraph 2.01(b) of that certain Credit Agreement (the “Credit Agreement”) dated April 1, 2015, between Borrower and BANK OF HAWAII, as Agent, and the Lenders. All terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.	Principal Amount of Requested Revolving Loan Borrowing

$

	a. Base Rate Loan requested	$

b. LIBOR Loan requested:

	(i) Amount	$

(ii) Length of Initial Interest Period

2.	Requested Date of Revolving Loan Borrowing

In connection with the foregoing Revolving Loan Borrowing and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that:

(i) The undersigned is the duly appointed Authorized Representative of Borrower and is authorized to make and deliver this certificate.

(ii) The representations and warranties contained in Paragraph 4.01 of the Credit Agreement and in each of the Credit Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof.

(iii) To the actual knowledge of Borrower, no event has occurred and is continuing, or would result from the Revolving Loan Borrowing requested hereby, which constitutes a Default or an Event of Default under the Credit Agreement.

(iv) The information contained herein is true and correct.

EXECUTED and delivered this     day of             , 20    .

KOKO`OHA INVESTMENTS, INC.,
a Hawaii corporation

By:
Name:
Title: Authorized Representative

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Representative

2

EXHIBIT B

NOTICE OF REVOLVING LOAN CONVERSION

Bank of Hawaii

130 Merchant Street, 20th Floor

Honolulu, Hawaii 96813

Attention: Mr. Roderick Peroff

This Notice of Revolving Loan Conversion, executed and delivered this    day of             , 20    , by KOKO`OHA INVESTMENTS, INC., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (collectively “Borrower”), pursuant to Subparagraph 2.01(d) of that certain Credit Agreement (the “Credit Agreement”) dated April 1, 2015, between Borrower and BANK OF HAWAII, as Agent, and the Lenders. All terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.	Principal Amount of Revolving Loan Borrowing to be converted	$

Check Applicable Box

	☐ a. Base Rate Loans requested	$

☐ b. LIBOR Loan requested:

	(i) Amount	$

(ii) Length of Interest Period

2.	Requested Date of Conversion

In connection with the foregoing Revolving Loan Conversion and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that:

(i) The undersigned is the duly appointed Authorized Representative of Borrower and is authorized to make and deliver this certificate.

(ii) The representations and warranties contained in Paragraph 4.01 of the Credit Agreement and in each of the Credit Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof.

3

(iii) To the actual knowledge of Borrower, no event has occurred and is continuing, or would result from the Loan Borrowing requested hereby, which constitutes a Default or an Event of Default under the Credit Agreement.

(iv) The information contained herein is true and correct.

EXECUTED and delivered this    day of             , 20    .

KOKO`OHA INVESTMENTS, INC., a Hawaii corporation

By:
Name:
Title: Authorized Representative

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Representative

4

EXHIBIT C

NOTICE OF REVOLVING LOAN INTEREST PERIOD SELECTION

Bank of Hawaii

130 Merchant Street, 20th Floor

Honolulu, Hawaii 96813

Attention: Mr. Roderick Peroff

This Notice of Revolving Loan Interest Period Selection, executed and delivered this     day of             , 20    , by KOKO`OHA INVESTMENTS, INC., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (collectively, “Borrower”), pursuant to clause (ii) of Subparagraph 2.01(e) of that certain Credit Agreement (the “Credit Agreement”) dated April 1, 2015, between Borrower and BANK OF HAWAII, as Agent, and the Lenders. All terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.	Principal Amount of Revolving Loan Borrowing	$

2.	Date that Current Interest Period Expires

3.	Length of New Interest Period

In connection with the foregoing Interest Period Selection and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that:

(i) The undersigned is the duly appointed Authorized Representative of Borrower and is authorized to make and deliver this certificate.

(ii) The representations and warranties contained in Paragraph 4.01 of the Credit Agreement and in each of the Credit Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof.

(iii) To the actual knowledge of Borrower, no event has occurred and is continuing, or would result from the selection of Interest Period requested hereby, which constitutes a Default or an Event of Default under the Credit Agreement.

(iv) The information contained herein is true and correct.

5

EXECUTED and delivered this     day of             , 20    .

KOKO`OHA INVESTMENTS, INC.,
a Hawaii corporation

By:
Name:
Title: Authorized Representative

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Representative

6

EXHIBIT D

NOTICE OF TERM LOAN BORROWING

Bank of Hawaii

130 Merchant Street, 20th Floor

Honolulu, Hawaii 96813

Attention: Mr. Roderick Peroff

This Notice of Term Loan Borrowing, executed and delivered this     day of             , 20    , by KOKO`OHA INVESTMENTS, INC., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (collectively, “Borrower”), pursuant to Subparagraph 2.03(c) of that certain Credit Agreement (the “Credit Agreement”) dated April 1, 2015, between Borrower and BANK OF HAWAII, as Agent, and the Lenders. All terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.	PrincipalAmount of Requested Term Loan Borrowing	$

	a. Base Rate Loan requested	$

b. LIBOR Loan requested:

	(i) Amount	$

(ii) Length of Initial Interest Period

2.	Requested Date of Term Loan Borrowing

In connection with the foregoing Term Loan Borrowing and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that:

(i) The undersigned is the duly appointed Authorized Representative of Borrower and is authorized to make and deliver this certificate.

(ii) The representations and warranties contained in Paragraph 4.01 of the Credit Agreement and in each of the Credit Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof.

(iii) To the actual knowledge of Borrower, no event has occurred and is continuing, or would result from the Loan Borrowing requested hereby, which constitutes a Default or an Event of Default under the Credit Agreement.

7

(iv) The information contained herein is true and correct.

EXECUTED and delivered this     day of             , 20    .

KOKO`OHA INVESTMENTS, INC.,
a Hawaii corporation

By:
Name:
Title: Authorized Representative

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Representative

8

EXHIBIT E

NOTICE OF TERM LOAN CONVERSION

Bank of Hawaii

130 Merchant Street, 20th Floor

Honolulu, Hawaii 96813

Attention: Mr. Roderick Peroff

This Notice of Term Loan Conversion, executed and delivered this     day of             , 20    , by KOKO`OHA INVESTMENTS, INC., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (collectively, “Borrower”), pursuant to Subparagraph 2.03(e) of that certain Credit Agreement (the “Credit Agreement”) dated April 1, 2015, between Borrower and BANK OF HAWAII, as Agent, and the Lenders. All terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.	PrincipalAmount of Term Loan Borrowing to be converted	$

Check Applicable Box		$

	☐ a. Base Rate Loans requested	$

☐ b. LIBOR Loan requested:

(i) Amount

(ii) Length of Interest Period

2.	Requested Date of Conversion

In connection with the foregoing Term Loan Conversion and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that:

(i) The undersigned is the duly appointed Authorized Representative of Borrower and is authorized to make and deliver this certificate.

(ii) The representations and warranties contained in Paragraph 4.01 of the Credit Agreement and in each of the Credit Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof.

9

(iii) To the actual knowledge of Borrower, no event has occurred and is continuing, or would result from the Term Loan Conversion requested hereby, which constitutes a Default or an Event of Default under the Credit Agreement.

(iv) The information contained herein is true and correct.

EXECUTED and delivered this      day of             , 20    .

KOKO`OHA INVESTMENTS, INC.,
a Hawaii corporation

By:
Name:
Title: Authorized Representative

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Representative

10

EXHIBIT F

NOTICE OF TERM LOAN INTEREST PERIOD SELECTION

Bank of Hawaii

130 Merchant Street, 20th Floor

Honolulu, Hawaii 96813

Attention: Mr. Roderick Peroff

This Notice of Term Loan Interest Period Selection, executed and delivered this      day of             , 20    , by KOKO`OHA INVESTMENTS, INC., a Hawaii corporation , and MID PAC PETROLEUM, LLC, a Delaware limited liability company (“Borrower”), pursuant to Subparagraph 2.03(f) of that certain Credit Agreement (the “Credit Agreement”) dated April 1, 2015, between Borrower and BANK OF HAWAII, as Agent, and the Lenders. All terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.	Principal Amount of Term Loan Borrowing	$
2.	Date that Current Interest Period Expires
3.	Length of New Interest Period

In connection with the foregoing Interest Period Selection and pursuant to the terms and provisions of the Credit Agreement, the undersigned hereby certifies that:

(i) The undersigned is the duly appointed Authorized Representative of Borrower and is authorized to make and deliver this certificate.

(ii) The representations and warranties contained in Paragraph 4.01 of the Credit Agreement and in each of the Credit Documents are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof.

(iii) To the actual knowledge of Borrower, no event has occurred and is continuing, or would result from the selection of Interest Period requested hereby, which constitutes a Default or an Event of Default under the Credit Agreement.

(iv) The information contained herein is true and correct.

11

EXECUTED and delivered this      day of             , 20    .

KOKO`OHA INVESTMENTS, INC.,
a Hawaii corporation

By:
Name:
Title: Authorized Representative

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title: Authorized Representative

12

EXHIBIT G

REVOLVING LOAN NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS NOT TRANSFERABLE WITHOUT COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH LAWS UNLESS AN EXEMPTION OR EXCLUSION FROM REGISTRATION IS AVAILABLE.

$5,000,000.00	Honolulu, Hawaii
, 2015

FOR VALUE RECEIVED, KOKO`OHA INVESTMENTS, INC., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of BANK OF HAWAII, a Hawaii corporation (“Lender”), the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) or such lesser amount as shall equal the aggregate outstanding principal balance of the Revolving Loans made by Lender to Borrower pursuant to the Credit Agreement referred to below (as amended from time to time, the “Credit Agreement”), on or before the Revolving Loan Maturity Date specified in the Credit Agreement, and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Credit Agreement.

Borrower shall make all payments hereunder, for the account of Lender’s Applicable Lending Office, to Agent as indicated in the Credit Agreement, in lawful money of the United States and in same day or immediately available funds.

Borrower hereby authorizes Lender to record on the schedule(s) annexed to this Note the date and amount of each Revolving Loan and of each payment or prepayment of principal made by Borrower and agrees that all such notations shall constitute prima facie evidence of the matters noted.

This Note is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of April 1, 2015, among Borrower, Lender and the other financial institutions from time to time parties thereto (collectively, the “Lenders”), and Bank of Hawaii, as agent for the Lenders. This Note is subject to the terms of the Credit Agreement, including the rights of prepayment and the rights of acceleration of maturity set forth therein. Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

The transfer, sale or assignment of any rights under or interest in this Note is subject to certain restrictions contained in the Credit Agreement, including Paragraph 8.05 thereof.

Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This Note shall be governed by and construed in accordance with the laws of the State of Hawaii.

13

KOKO`OHA INVESTMENTS, INC., a Hawaii corporation,

By:
Name:
Title:

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title:

14

LOANS AND PAYMENTS OF PRINCIPAL

Date	Type of Loan	Amount of Loan	Amount of Interest Period	Unpaid Principal Paid or Prepaid	Principal Balance	Notation Made by

15

EXHIBIT H

TERM LOAN NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE IS NOT TRANSFERABLE WITHOUT COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH LAWS UNLESS AN EXEMPTION OR EXCLUSION FROM REGISTRATION IS AVAILABLE.

$50,000,000.00	Honolulu, Hawaii
, 2015

FOR VALUE RECEIVED, KOKO`OHA INVESTMENTS, INC., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (collectively, “Borrower”), hereby promises to pay to the order of BANK OF HAWAII, a Hawaii corporation (“Lender”), the principal sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) in installments and other mandatory principal prepayments, payable as provided in the Credit Agreement referred to below (as amended from time to time, the “Credit Agreement”); and to pay interest on the outstanding balance of said sum at the rates and on the dates provided in the Credit Agreement, provided, however, that all principal and accrued interest remaining unpaid shall be payable in full on the Term Loan Maturity Date.

Borrower shall make all payments hereunder, for the account of Lender’s Applicable Lending Office, to Agent as indicated in the Credit Agreement, in lawful money of the United States and in same day or immediately available funds.

This Note is one of the Term Loan Notes referred to in the Credit Agreement, dated as of April 1, 2015, among Borrower, Lender and the other financial institutions from time to time parties thereto (collectively, the “Lenders”), and Bank of Hawaii, as agent for the Lenders. This Note is subject to the terms of the Credit Agreement, including the rights of prepayment and the rights of acceleration of maturity set forth therein. Terms used herein have the meanings assigned to those terms in the Credit Agreement, unless otherwise defined herein.

The transfer, sale or assignment of any rights under or interest in this Note is subject to certain restrictions contained in the Credit Agreement, including Paragraph 8.05 thereof.

Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This Note shall be governed by and construed in accordance with the laws of the State of Hawaii.

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KOKO`OHA INVESTMENTS, INC., a Hawaii corporation,

By:
Name:
Title:

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title:

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EXHIBIT I

COMPLIANCE CERTIFICATE

Bank of Hawaii

130 Merchant Street, 20th Floor

Honolulu, Hawaii 96813

Attention: Mr. Roderick Peroff

SUBJECT:	Credit Agreement (the “Credit Agreement”) dated April 1, 2015, between KOKO`OHA INVESTMENTS, INC., a Hawaii corporation, (“Koko`oha”) and MID PAC PETROLEUM, LLC (together with Koko`oha, collectively, “Borrower”) and Bank of Hawaii, as Agent (“Agent”) and the Lenders

Borrower is providing this Compliance Certificate in accordance with clause (iii) of Subparagraph 5.01(a) of the Credit Agreement.

This Compliance Certificate covers the period from            , 20    through                , 20    , inclusive (the “Covered Period”). Borrower hereby represents, warrants and certifies to Agent that, as of the date hereof (or such other date as may be specified below):

1.	Attached hereto, as Attachment A, is an accurate calculation of the Leverage Ratio of Koko`oha and its Subsidiaries, an accurate calculation of the Fixed Charge Coverage Ratio of Koko`oha and its Subsidiaries, and an accurate calculation of the Tangible Net Worth of Koko`oha and its Subsidiaries, all as of the last day of the fiscal quarter preceding the date of this Compliance Certificate. The information furnished in Attachment A hereto is true and correct as of the last day of the fiscal quarter preceding the date of this Compliance Certificate.

2.	Except as disclosed in Attachment B hereto, the representations and warranties set forth in Paragraph 4.01 of the Credit Agreement are true and correct on and as of the date hereof.

3.	As of the date hereof, no event has occurred and is continuing that (a) constitutes an Event of Default under the Agreement, or (b) with the giving of notice or passage of time, or both, would constitute an Event of Default. Borrower has observed and performed all of Borrower’s covenants and other agreements, and satisfied every condition contained in the Credit Agreement and in the other Credit Documents to be observed, performed and satisfied by Borrower.

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EXECUTED and delivered this    day of            , 20    .

KOKO`OHA INVESTMENTS, INC.,
a Hawaii corporation

By:
Name:
Title:

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title:

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Attachment A

Paragraph 1.01: Calculation of EBITDA

Calculations of EBITDA of Koko`oha and its Subsidiaries shall be for the prior four fiscal quarters ending on date of calculation.

Net income or (loss) before taxes (excluding extraordinary gains or extraordinary losses)

plus: depreciation and amortization

plus: Interest Expenses

plus: all transaction fees and expenses incurred during the applicable 4-quarter period within 12 months before or after Closing and expensed during the period being measured (applies only to the first $750,000.00)

Equals: EBITDA

Paragraph 1.01: Calculation of EBITDAR

Calculations of EBITDAR of Koko`oha and its Subsidiaries shall be for the prior four fiscal quarters ending on date of calculation.

EBITDA:

plus: Rents for the period of the four (4) fiscal quarters most recently ended:

Equals: EBITDAR

Subparagraph 5.03(a) Leverage Ratio: Funded Debt divided by EBITDAR

Calculations of the Leverage Ratio of Koko`oha and its Subsidiaries shall commence on the Closing Date and build up to a rolling four-quarter basis with the calculations per each fiscal year measured during and as of the last day of such fiscal year.

A) Funded Debt

B) EBITDAR

A divided by B

Maximum:

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June 30, 2015	5.50 to 1.00
September 30, 2015	5.25 to 1.00
December 31, 2015	5.00 to 1.00
2016 Fiscal Year	4.75 to 1.00
2017 Fiscal Year	4.25 to 1.00
2018 Fiscal Year	4.00 to 1.00
2019 Fiscal Year	3.50 to 1.00
2020 Fiscal Year, and at all times thereafter	3.25 to 1.00

Subparagraph 5.03 (b) Minimum Fixed Charge Coverage Ratio

Fixed Charge Coverage Ratio Calculation (Paragraph 1.01):

A) EBITDA

B) regularly scheduled principal and interest payments made on Indebtedness, including cash payments of principal and interest on Subordinated Debt, if permitted

C) all Distributions by Koko`oha and its Subsidiaries

D) all Cash Capital Expenditures by Koko`oha and its Subsidiaries

E) all cash payments for income taxes by Koko`oha and its Subsidiaries

F) Sum of B+C+D+E (Fixed Charges)

Fixed Charge Coverage Ratio: A divided by F

Minimum: 1.15 to 1.00

Clause (iii) of Subparagraph 2.06 (d): Mandatory Prepayments

Excess Cash Flow Recapture Calculation

Excess Cash Flow (Paragraph 1.01) determined for each fiscal year beginning with Koko`oha’s fiscal year ending December 31, 2015 for Koko`oha and its Subsidiaries.

A) EBITDA

B) minus: cash payments for taxes paid by Koko`oha and its Subsidiaries during each year

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C) minus: Cash Capital Expenditures for maintenance by Koko`oha and its Subsidiaries

D) minus: mandatory principal payments under the Senior Credit Facilities

E) minus: cash payments for Interest Expenses by Koko`oha and its Subsidiaries

F) minus: optional principal prepayments made to the Term Loan Facility

G) equals: Excess Cash Flow

Excess Cash Flow subject to recapture:

Leverage Ratio equal to or greater than 4.50:1.00 = 50%

Leverage Ratio less than 4.50:1.00 but equal to or greater than 2.50:1.00 = 20%

Leverage Ratio is less than 2.50:1.00 = None

Excess Cash Flow Recapture Amount:

Subparagraph 5.03(c) Minimum Tangible Net Worth

Tangible Net Worth Calculation (Paragraph 1.01)

Determined on a consolidated basis for Koko`oha and its Subsidiaries

A) Total Assets

B) minus: Total Liabilities

C) minus: intangible assets, goodwill and amounts due from Subsidiaries and/or Affiliates

D) equals: Tangible Net Worth

Minimum: $12,000,000.00

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EXHIBIT J

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT, dated as of the date set forth at the top of Attachment 1 hereto, by and among:

(1)	The financial institution designated under Item A of Attachment 1 hereto as the Assignor Lender (“Assignor Lender”) and

(2)	Each financial institution designated under Item B of Attachment 1 hereto as an Assignee Lender (individually, an “Assignee Lender”).

A. Assignor Lender is one of the financial institutions which is a party to the Credit Agreement dated as of April 1, 2015, by and among KOKO`OHA INVESTMENTS, INC., a Hawaii corporation and successor by merger to BOGEY, INC., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (collectively, “Borrower”), Assignor Lender and the other financial institutions parties hereto (collectively, the “Lenders”), and BANK OF HAWAII, as administrative and collateral agent for the Lenders (jointly in such capacities, “Agent”). (Such Credit Agreement, as amended, supplemented or otherwise modified in accordance with its terms from time to time to be referred to herein as the “Credit Agreement”).

B. Assignor Lender wishes to sell, and Assignee Lender wishes to purchase, a portion of Assignor Lender’s rights under the Credit Agreement pursuant to Subparagraph 8.05(c) of the Credit Agreement.

AGREEMENT

Now, therefore, the parties hereto hereby agree as follows:

1. Definitions. Except as otherwise defined in this Assignment Agreement, all capitalized terms used herein and defined in the Credit Agreement have the respective meanings given to those terms in the Credit Agreement.

2. Sale and Assignment. Subject to the terms and conditions of this Assignment Agreement, Assignor Lender hereby agrees to sell, assign and delegate to each Assignee Lender and each Assignee Lender hereby agrees to purchase, accept and assume an undivided interest in and share of Assignor Lender’s rights, obligations and duties under the Credit Agreement and the other Credit Documents equal to the Revolving Loan Proportionate Share or Term Loan Proportionate Share set forth under the caption “Revolving Loan Proportionate Share” or “Term Loan Proportionate Share,” as the case may be, opposite such Assignee Lender’s name on Attachment 1 hereto.

3. Assignment Effective Upon Notice. Upon (a) receipt by Agent of five (5) counterparts of this Assignment Agreement (to each of which is attached a fully completed

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Attachment 1), each of which has been executed by Assignor Lender and each Assignee Lender (and, if any Assignee Lender is not then a Lender, by Agent) and (b) payment to Agent of the registration and processing fee specified in Subparagraph 8.05(e) by Assignor Lender, Agent will transmit to Borrower, Assignor Lender and each Assignee Lender an Assignment Effective Notice substantially in the form of Attachment 2 hereto (an “Assignment Effective Notice”). Such Assignment Effective Notice shall set forth the date on which the assignment affected by this Assignment Agreement shall become effective (the “Assignment Effective Date”), which date shall be the fifth Business Day following the date of such Assignment Effective Notice.

4. Assignment Effective Date. At or before 12:00 noon (local time of Assignor Lender) on the Assignment Effective Date, each Assignee Lender shall pay to Assignor Lender, in immediately available or same day funds, an amount equal to the purchase price, as agreed between Assignor Lender and such Assignee Lender (the “Purchase Price”), for the Revolving Loan Proportionate Share or Term Loan Proportionate Share, as the case may be, purchased by such Assignee Lender hereunder. Effective upon receipt by Assignor Lender of the Purchase Price payable by each Assignee Lender, the sale, assignment and delegation to such Assignee Lender of such Proportionate Share as described in Paragraph 2 hereof shall become effective.

5. Payments After the Assignment Effective Date. Assignor Lender and each Assignee Lender hereby agree that Agent shall, and hereby authorize and direct Agent to, allocate amounts payable under the Credit Agreement and the other Credit Documents as provided in the Credit Agreement in accordance with its appropriate Revolving Loan Proportionate Share or Term Loan Proportionate Share, as the case may be. Assignor Lender and each Assignee Lender have made separate arrangements for (i) the payment by Assignor Lender to such Assignee Lender of any principal, interest, fees or other amounts previously received or otherwise payable to Assignor Lender hereunder if Assignor Lender and such Assignee Lender have otherwise agreed that such Assignee Lender is entitled to receive any such amounts and (ii) the payment by such Assignee Lender to Assignor Lender of any principal, interest, fees or other amounts hereafter payable to such Assignee Lender hereunder if Assignor Lender and such Assignee Lender have otherwise agreed that Assignor Lender is entitled to receive any such amounts.

6. Delivery of Notes. On or prior to the Assignment Effective Date, Assignor Lender will deliver to Agent the applicable Notes payable to Assignor Lender. On or prior to the Assignment Effective Date, Borrower is obligated to deliver to Agent Notes for each Assignee Lender and Assignor Lender, in each case in principal amounts reflecting, in accordance with the Credit Agreement, their respective Commitments (as adjusted pursuant to this Assignment Agreement). As provided in Subparagraph 8.05(c) of the Credit Agreement, each such new Note shall be dated the Closing Date and otherwise be in the form of Note replaced thereby (provided that Borrower shall not be obligated to pay any principal paid or interest accrued prior to the effective date of this assignment to the Assignee Lender). Promptly after the Assignment Effective Date, Agent will send to each of Assignor Lender and Assignee Lenders its new Notes and will send to Borrower the superseded Notes of Assignor Lender, marked “replaced.”

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7. Delivery of Copies of Credit Documents. Concurrently with the execution and delivery hereof, Assignor Lender will provide to each Assignee Lender (if it is not already a Lender party to the Credit Agreement) conformed copies of all documents delivered to Assignor Lender on or prior to the Closing Date in satisfaction of the conditions precedent set forth in the Credit Agreement.

8. Further Assurances. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

9. Further Representations, Warranties and Covenants. Assignor Lender and each Assignee Lender further represent and warrant to and covenant with each other, Agent and the Lender Parties as follows:

(a)	Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Assignor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents furnished.

(b)	Assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any of its obligations under the Credit Agreement or any other Credit Documents.

(c)	Each Assignee Lender confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement.

(d)	Each Assignee Lender will, independently and without reliance upon any Agent, Assignor Lender or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents.

(e)	Each Assignee Lender appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Section VII of the Credit Agreement.

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(f)	Each Assignee Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

(g)	Attachment 1 hereto sets forth the revised Revolving Loan Proportionate Shares or Term Loan Proportionate Shares, as the case may be, of Assignor Lender and each Assignee Lender as well as administrative information with respect to each Assignee Lender.

10. Effect of this Assignment Agreement. On and after the Assignment Effective Date, (a) each Assignee Lender shall be a Lender with a Revolving Loan Proportionate Share or Term Loan Proportionate Share, as the case may be, as set forth on Attachment 1 hereto and shall have the rights, duties and obligations of such a Lender under the Credit Agreement and the other Credit Documents and (b) Assignor Lender shall be a Lender with a Revolving Loan Proportionate Share or Term Loan Proportionate Share, as the case may be, as set forth on Attachment 1 hereto, or, if the Revolving Loan Proportionate Share and Term Loan Proportionate Share of Assignor Lender has been reduced to 0%, Assignor Lender shall cease to be a Lender.

11. Miscellaneous. This Assignment Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii. Paragraph headings in this Assignment Agreement are for convenience of reference only and are not part of the substance hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers as of the date set forth in Attachment 1 hereto.

,	,
As an Assignor Lender	As an Assignee Lender

By:	By:
Name:		Name:
Title:		Title:

CONSENTED TO AND ACKNOWLEDGED BY:

BANK OF HAWAII,
As Agent

By:
Name:
Title:

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ATTACHMENT 1

TO ASSIGNMENT AGREEMENT

NAMES, ADDRESSES AND PROPORTIONATE SHARES

OF ASSIGNOR LENDER AND ASSIGNEE LENDERS AFTER ASSIGNMENT

            , 20

A. ASSIGNOR LENDER	REVOLVING LOAN PROPORTIONATE SHARE*	TERM LOAN PROPORTIONATE SHARE*

Applicable Lending Office:

Attention:

Address for notices:

Attention:

Telephone No.

Facsimile No.

Wiring Instructions:

ABA No.

Contact:

*	To be expressed by a percentage rounded to the sixth digit to the right of the decimal point.

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B. ASSIGNOR LENDER	REVOLVING LOAN PROPORTIONATE SHARE*	TERM LOAN PROPORTIONATE SHARE*

Applicable Lending Office:

Attention:

Address for notices:

Attention:

Telephone No.

Facsimile No.

Wiring Instructions:

ABA No.

Contact:

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ATTACHMENT 2

TO ASSIGNMENT AGREEMENT

FORM OF

ASSIGNMENT EFFECTIVE NOTICE

The undersigned, as agent for the Lenders under the Credit Agreement, dated as of April 1, 2015 among KOKO`OHA INVESTMENTS, INC., a Hawaii corporation and successor by merger to Bogey, Inc., a Hawaii corporation, and MID PAC PETROLEUM, LLC, a Delaware limited liability company (collectively, “Borrower”), the financial institutions parties thereto (the “Lenders”) and Bank of Hawaii, as administrative and collateral agent for the Lenders (jointly in such capacities, “Agent”), acknowledges receipt of five executed counterparts of a completed Assignment Agreement, a copy of which is attached hereto. [Note: Attach copy of Assignment Agreement.] Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the Assignment Effective Date will be                      [Insert fifth business day following date of Assignment Effective Notice].

2. Pursuant to such Assignment Agreement, Assignor Lender is required to deliver to Agent on or before the Assignment Effective Date the Notes payable to Assignor Lender.

3. Pursuant to such Assignment Agreement, Borrower is required to deliver to Agent on or before the Assignment Effective Date the following Notes, each dated                      [Insert appropriate date]:

4. Pursuant to such Assignment Agreement, each Assignee Lender is required to pay its Purchase Price to Assignor Lender at or before 12:00 Noon [local time of Assignor Lender] on the Assignment Effective Date in immediately available funds.

Very truly yours,

BANK OF HAWAII, as Agent

By:
Name:
Title:

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EXHIBIT K

AUTHORIZATION CERTIFICATE

DATE:             , 2015

TO:	Bank of Hawaii, as Agent
130 Merchant Street, 20th Floor
Honolulu, Hawaii 96813
Attn: Roderick Peroff

SUBJECT: Credit Agreement dated April 1, 2015 (the “Agreement”)

Koko`oha Investments, Inc. and Mid Pac Petroleum, LLC (collectively, the “Borrower”) hereby confirm that             , acting alone, has been duly authorized to execute, deliver and receive notices and documents and to otherwise act as the Authorized Representative under the Agreement. Borrower certifies to the Agent and the Lenders that such individual possesses all necessary and appropriate authority: (1) to execute, deliver and receive all notices, certificates, documents and/or instruments referenced in the Agreement to be executed, delivered or received by the Authorized Representative; and (2) to act on behalf of Borrower in all respects as to its rights, obligations and duties as the Authorized Representative under the Agreement.

This Authorization Certificate shall remain in full force and effect, and the Agent and the Lenders are authorized and requested to rely and act upon the matters contained in this Authorization Certificate unless and until Agent shall receive, at the office to which this Authorization Certificate is delivered, either a written notice specifically and expressly amending or revoking this Authorization Certificate, or a new Authorization Certificate, as the case may be. If the Agent or any of the Lenders for any reason is uncertain as to the continuing effectiveness of the authority confirmed by this Authorization Certificate, the Agent or any such Lender (as applicable) may refrain from taking any action until such time as it is satisfied as to the continuing effectiveness of the authority.

Capitalized terms not defined in this Authorization Certificate shall have the same meaning as in the Agreement.

KOKO`OHA INVESTMENTS, INC., a Hawaii corporation

By:
Name:
Title:

MID PAC PETROLEUM, LLC, a Delaware limited liability company

By:
Name:
Title:

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